EXHIBIT 10.6

AGREEMENT AND PLAN OF MERGER

Dated as of July 30, 2012

By and Among

Q.E.P. CO., INC.,

ROBERTS HOLDING INTERNATIONAL, INC.,

and

IMPERIAL INDUSTRIES, INC.

TABLE OF CONTENTS

		Page
ARTICLE I

THE MERGER

Section 1.01	The Merger	1
Section 1.02	Closing	2
Section 1.03	Effective Time	2
Section 1.04	Effects	2
Section 1.05	Certificate of Incorporation and By-laws	2
Section 1.06	Directors	2
Section 1.07	Officers	2

ARTICLE II

EFFECT ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

Section 2.01	Effect on Capital Stock	3
Section 2.02	Exchange of Certificates	4
Section 2.03	Withholding Rights	5

i

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Section 4.01	Organization, Standing and Power	23
Section 4.02	Merger Sub	23
Section 4.03	Authority; Execution and Delivery; Enforceability	23
Section 4.04	No Conflicts; Consents	23
Section 4.05	Information Supplied	24
Section 4.06	Brokers	24
Section 4.07	Capital Resources	24

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 5.01	Conduct of Business	24
Section 5.02	No Solicitation	27

Exhibit A	Voting Agreements
Exhibit B	Legal Opinion

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of July 30, 2012 by and among Q.E.P. CO., INC., a Delaware corporation (“Parent”), ROBERTS HOLDING INTERNATIONAL, INC., a Delaware corporation (“Merger Sub”), and a wholly owned subsidiary of Parent, and IMPERIAL INDUSTRIES, INC., a Delaware corporation (the “Company”).

WHEREAS the respective Boards of Directors of Parent, Merger Sub and the Company have approved the acquisition of the Company by Parent on the terms and subject to the conditions set forth in this Agreement;

WHEREAS concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, certain stockholders of the Company are entering into Voting Agreements with Parent in the form of Exhibit A (the “Voting Agreements”), pursuant to which such stockholders have agreed (on the terms and subject to the conditions therein set forth) to approve, and take other specified actions in furtherance of, the Merger;

WHEREAS the respective Boards of Directors of Parent, Merger Sub and the Company have approved the merger (the “Merger”) of Merger Sub with and into the Company on the terms and subject to the conditions set forth in this Agreement, whereby each issued share of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) not beneficially owned by Parent, Merger Sub or the Company shall be converted into the right to receive the Merger Consideration (as defined in Section 2.01(c)) as provided herein;

WHEREAS Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and to prescribe various conditions to the Merger.

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I

THE MERGER

Section 1.01 The Merger.  Upon the terms and subject to the conditions of  this Agreement, and in accordance with the Delaware General Corporation Law (the “DGCL”), Merger Sub shall be merged with and into the Company at the Effective Time.  At the Effective Time, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

Section 1.02 Closing.  The closing of the Merger (the “Closing”) shall take place at the offices of Holland & Knight LLP, 701 Brickell Avenue, Suite 3000, Miami, FL 33131 at 10:00 a.m. (Eastern Daylight Savings Time) no later than the second business day following the satisfaction (or, to the extent permitted by Law, waiver by all parties) of the conditions set forth in Section 7.01, or, if on such day any condition set forth in Section 7.02 or 7.03 has not been satisfied (or, to the extent permitted by Law, waived by the party or parties entitled to the benefits thereof), as soon as practicable after all the conditions set forth in Article VII have been satisfied (or, to the extent permitted by Law, waived by the parties entitled to the benefits thereof), or at such other location, time and date as shall be agreed in writing between Parent and the Company.  The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

Section 1.03 Effective Time.  Prior to the Closing, the Company shall prepare, and on the Closing Date or as soon as practicable thereafter the Company shall file with the Secretary of State of the State of Delaware, a certificate of merger or other appropriate documents (in any such case, the “Certificate of Merger”) executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL.  The Merger shall become effective at 12:01 a.m. (the “Effective Time”) on the Closing Date and such time shall be specified as the Effective Time in the Certificate of Merger duly filed with such Secretary of State.

Section 1.04 Effects.  The Merger shall have the effects set forth in Section 259 of the DGCL.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, Liabilities and duties of the Company and Merger Sub shall become the debts, Liabilities and duties of the Surviving Corporation.

Section 1.05 Certificate of Incorporation and By-laws.

(a)  The Certificate of Incorporation of the Surviving Corporation shall be amended and restated at the Effective Time to be the same as the certificate of incorporation of the Merger Sub, except that the corporate name of the Company shall remain the corporate name of the Surviving Corporation, and, as so amended and restated, such Certificate of Incorporation shall be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

(b) The by-laws of Merger Sub as in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

Section 1.06 Directors.  The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

Section 1.07 Officers.  The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly appointed and qualified.

ARTICLE II

EFFECT ON THE CAPITAL STOCK OF THE
CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

Section 2.01 Effect on Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Merger Sub:

(a) Capital Stock of Merger Sub.  Each issued and outstanding share of capital stock of Merger Sub shall be converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(b) Cancellation of Treasury Stock and Parent-Owned Stock.  Each share of Company Common Stock that is owned by the Company, Parent or Merger Sub, or any subsidiary of any of the foregoing, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor.

(c) Conversion of Company Common Stock.

(1)  Subject to Sections 2.01(b) and 2.01(d), each issued share of Company Common Stock shall be converted into the right to receive $0.30 in cash.

(2) The cash payable upon the conversion of shares of Company Common Stock pursuant to this Section 2.01(c) is referred to collectively as the “Merger Consideration”.  As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive Merger Consideration upon surrender of such certificate in accordance with Section 2.02, without interest.

(d) Appraisal Rights.  Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by any Person who is entitled to demand and properly demands appraisal of such shares (“Appraisal Shares”) pursuant to, and who complies in all respects with, Section 262 of the DGCL (“Section 262”) shall not be converted into or represent the right to receive the Merger Consideration as provided in Section 2.01(c), but rather the holders of Appraisal Shares shall be entitled to payment of the fair market value of such Appraisal Shares in accordance with Section 262; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262, then the right of such holder to be paid the fair value of such holder’s Appraisal Shares shall cease and such Appraisal Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive, Merger Consideration as provided in Section 2.01(c).  The Company shall give prompt notice to Parent of any demands received by the Company for appraisal of any shares of Company Common Stock or Knowledge of any intent to demand appraisal of any shares of Company Common Stock, and following the Effective Time, Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands.  Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

Section 2.02 Exchange of Certificates.

(a)  Paying Agent.  Prior to the Effective Time, Parent and the Company shall jointly agree on and shall select a bank, trust company or other appropriate institution to act as paying agent (the “Paying Agent”) for the payment of the Merger Consideration upon surrender of certificates that immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the “Certificates”) or non-certificated shares of Company Common Stock (“Book-Entry Shares”).  Merger Sub shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of Company Common Stock for Merger Consideration.  Parent shall take all steps necessary to enable and cause the Surviving Corporation to provide to the Paying Agent at or prior to the Closing cash necessary to pay the Merger Consideration such that there will be available with the Paying Agent for payment for all shares of Company Common Stock converted into the right to receive cash pursuant to Section 2.01(c) (such cash being hereinafter referred to as the “Exchange Fund”).

(b)  Exchange Procedure.  As soon as reasonably practicable after the Effective Time, Parent shall cause to be mailed to each holder of record of the Certificates or Book-Entry Shares whose shares were converted into the right to receive Merger Consideration pursuant to Section 2.01, (i) a letter of transmittal in the form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent may reasonably specify and which are consistent with letters of transmittals used in similar transactions) (the “Letter of Transmittal”) and (ii) instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for Merger Consideration.  Upon surrender of a Certificate or Book-Entry Shares for cancellation to the Paying Agent, together with such letter of transmittal, duly completed and validly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate or Book-Entry Shares shall be entitled to receive in exchange therefor the amount of cash into which the shares of Company Common Stock theretofore represented by such Certificate or Book-Entry Shares shall have been converted pursuant to Section 2.01, and the Certificate or Book-Entry Shares so surrendered shall forthwith be canceled.  The Paying Agent shall use commercially reasonable efforts to pay the Merger Consideration to individual holders of Company Common Stock within 10 days following satisfaction of the conditions for payment as outlined in the Letter of Transmittal.  In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, payment may be made to a Person other than the Person in whose name the Certificate or Book-Entry Shares so surrendered is registered, if such Certificate or Book-Entry Shares shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a Person other than the registered holder of such Certificate or Book-Entry Shares or establish to the satisfaction of Parent that such tax has been paid or is not applicable.  Until surrendered as contemplated by this Section 2.02, each Certificate or Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration theretofore represented by such Certificate or Book-Entry Share have been converted pursuant to Section 2.01.  No interest shall be paid or accrued on any cash payable upon surrender of any Certificate or Book-Entry Share.

(c) No Further Ownership Rights in Company Common Stock.  The Merger Consideration paid in accordance with the terms of this Article II upon conversion of any shares of Company Common Stock shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock, subject, however, to the Surviving Corporation’s obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time that may have been declared or made by the Company on such shares of Company Common Stock in accordance with the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the Effective Time.  After the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Company Common Stock that were outstanding immediately prior to the Effective Time.  If, after the Effective Time, any Certificates or Book-Entry Shares formerly representing shares of Company Common Stock are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

(d) Termination of Exchange Fund.  Any portion of the Exchange Fund that remains undistributed to the holders of Company Common Stock for one year after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any holder of Company Common Stock who has not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for payment of its claim for Merger Consideration.

(e) No Liability.  None of Parent, Merger Sub, the Company or the Paying Agent shall be liable to any Person in respect of any cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.   Any amounts remaining unclaimed by holders of  Company Common Stock at the end of such period of time as required by the abandoned property, escheat or similar laws applicable thereto after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any governmental entity) shall, to the extent permitted by applicable law, become the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto.

(f) Investment of Exchange Fund.  The Paying Agent shall invest any cash included in the Exchange Fund, , on a daily basis, in (i) savings accounts with, repurchase agreements, or certificates of deposit issued by, federally chartered banks or trust companies, the assets of which are at least $100,000,000 in excess of their liabilities, (ii) United States Treasury Bills (or an investment portfolio or fund investing only in United States Treasury Bills), (iii) commercial paper rated in the highest grade by a nationally recognized credit rating agency, or (iv) a U.S. Bank Money Market Fund as long as such money market fund is rated AAA by a nationally recognized credit rating agency.  Any interest and other income resulting from such investments shall be paid to Parent at the end of one year, except as specifically provided in Section 2.02(b.

(g) Lost, Stolen or Destroyed Certificates.  In the event that any Certificates shall have been lost, stolen or destroyed, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration; provided, however; that Parent may, in its discretion and as a condition precedent to the payment of the Merger Consideration, require such owner of a lost, stolen or destroyed Certificates to deliver an indemnity agreement in customary form and substance as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Paying Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.  No interest shall be paid or accrued on any cash payable upon surrender of any Certificate.

Section 2.03 Withholding Rights.  Parent, the Surviving Corporation and Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Company Common Stock pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of U.S. Federal, state, local or foreign tax Law.  To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the holder to whom such amounts would have been paid.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Merger Sub that except as set forth in the letter, dated as of the date of this Agreement, from the Company to Parent and Merger Sub (the “Company Disclosure Letter”):

Section 3.01 Organization, Standing and Power.  The Company and each of its subsidiaries (the “Company Subsidiaries”) is a corporation duly organized, validly existing and in good standing (or as applicable in the appropriate jurisdiction) under the laws of the jurisdiction in which it is organized and has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted.  The Company and each Company Subsidiary is duly qualified to do business in each jurisdiction where the nature of its business or their ownership or leasing of its properties make such qualification necessary except where the failure to be so qualified has not had and is not expected to have a Company Material Adverse Effect.  The Company has made available to Parent true and complete copies of its current Certificate of Incorporation, as amended to the date of this Agreement (as so amended, the “Company Charter”), and the current By-laws of the Company, as amended to the date of this Agreement (as so amended, the “Company By-laws”), and the comparable charter and organizational documents of each Company Subsidiary, in each case as amended through the date of this Agreement.

Section 3.02 Company Subsidiaries; Equity Interests.

(a) The Company Disclosure Letter lists each Company Subsidiary and its jurisdiction of organization or incorporation (as applicable).  All the outstanding shares of capital stock of each Company Subsidiary have been validly issued and are fully paid and nonassessable and, except as set forth in the Company Disclosure Letter, are owned by the Company free and clear of all pledges, liens, charges, mortgages, encumbrances and security interests of any kind or nature whatsoever (collectively, “Liens”).

(b) Except for its interests in the Company Subsidiaries and except for the ownership interests set forth in the Company Disclosure Letter, the Company does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person.

Section 3.03 Capital Structure.

(a) The authorized capital stock of the Company consists solely of (i) 10,000,000 shares of Company Common Stock, par value $.01 per share and (ii) 2,000,000 shares of preferred stock, par value $0.01 per share (the “Company Preferred Stock”).  As of the close of business on July 30, 2012, (x) 2,566,210 shares of Company Common Stock and no shares of Company Preferred Stock were issued and outstanding, (y) no shares of Company Common Stock were held by the Company in its treasury, and (z)  123,250 shares of Company Common Stock were subject to outstanding Stock Options, none of which have an exercise price less than the per share Merger Consideration. The Company Disclosure Letter sets forth for each holder of Stock Options, as of the date of this Agreement: (W) such holder’s name and address; and (X)  the number of shares of Company Common Stock subject to Stock Options held by such holder (and the date of grant, exercise price and expiration thereof).  Except as set forth above or in the Company Disclosure Letter, as of the close of business on July 30, 2012, no shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding.

(b)  All outstanding shares of Company Common Stock are, and all such shares that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Company Charter, the Company By-laws or any Contract to which the Company is a party or otherwise bound.  There are not any bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Company Common Stock may vote (“Voting Company Debt”).  Except as set forth in Section 3.03(a) or in the Company Disclosure Letter, as of the date of this Agreement, there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which the Company or any Company Subsidiary is a party or by which any of them is bound (i) obligating the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, the Company or of any Company Subsidiary or any Voting Company Debt, (ii) obligating the Company or any Company Subsidiary to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (iii) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of Company Common Stock.  As of the date of this Agreement, there are not any outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any Company Subsidiary.

Section 3.04 Authority; Execution and Delivery; Enforceability.

(a)  The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement (the “Transactions”).  The execution and delivery by the Company of this Agreement and the consummation by the Company of the Transactions have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of the Merger, to receipt of the Company Stockholder Approval.  The Company has duly executed and delivered this Agreement, and this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights and general principles of equity.

(b) The Board of Directors of the Company (the “Company Board”), at a meeting duly called and held, duly adopted resolutions (i) approving this Agreement, the Merger and the Transactions, (ii) determining that the terms of the Merger and the Transactions are fair to and in the best interests of the Company and its stockholders, (iii) recommending that the Company’s stockholders adopt this Agreement and (iv) declaring that this Agreement is advisable.  Such resolutions are sufficient to render inapplicable to Parent and Merger Sub and this Agreement and the Transactions the provisions of Section 203 of the DGCL.  To the Company’s Knowledge, no other Company Charter or Company By-law provisions, state takeover statute or similar statute or regulation applies or purports to apply to the Company with respect to this Agreement, the Merger or any other Transaction.

(c) The only vote of holders of any class or series of Company Common Stock necessary to approve and adopt this Agreement, the Merger and any other Transaction is the adoption of this Agreement by the holders of a majority of the outstanding Company Common Stock (the “Company Stockholder Approval”).

Section 3.05 No Conflicts; Consents.

(a)  Except as set forth in the Company Disclosure Letter, the execution and delivery by the Company of this Agreement does not, and the consummation of the Merger and the Transactions and compliance with the terms hereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Lien upon any of the properties or assets of the Company or any Company Subsidiary under, any provision of (i) the Company Charter, the Company By-laws or the comparable charter or organizational documents of any Company Subsidiary, (ii) any contract, lease, license, indenture, note, bond, agreement, permit, concession, franchise or other instrument (a “Contract”) to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 3.05(b), any writ, judgment, order or decree (“Judgment”) or statute, law (including common law), ordinance, rule or regulation (“Law”) applicable to the Company or any Company Subsidiary or their respective properties or assets.

(b)   No consent, approval, license, permit, order or authorization of (“Consent”), or registration, declaration or filing with, or permit from, any Federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a “Governmental Entity”) is required to be obtained or made by or with respect to the Company or any Company Subsidiary in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, other than (i) the filing with the Securities and Exchange Commission (the “SEC”) of (A) a proxy statement relating to the adoption of this Agreement by the Company’s stockholders (the “Proxy Statement”), and (B) such reports under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as may be required in connection with this Agreement, the Merger and the Transactions, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which the Company is qualified to do business, (iii) compliance with and such filings as may be required under applicable Environmental Laws, (iv) such filings as may be required in connection with the Taxes described in Section 6.08, (v) filings under any applicable state takeover Law (vi) compliance with applicable requirements of the Over-The-Counter Bulletin Board, and (vii) such other items (A) required solely by reason of the participation of Parent (as opposed to any third party) in the Transactions or (B) as are set forth in the Company Disclosure Letter.

Section 3.06 SEC Documents; Undisclosed Liabilities.

(a)  The Company has filed all reports, schedules, forms, statements and other documents required to be filed by the Company with the SEC since December 31, 2006 (the “Company SEC Documents”).

(b) As of its respective date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Company SEC Document complied in all material respects with the requirements of the Exchange Act, the Securities Act of 1933, as amended (the “Securities Act”), the Sarbanes-Oxley Act, to the extent such act applied to the Company at the time of each such filing, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Document, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  Except to the extent that information contained in any Company SEC Document has been revised or superseded by a later filed Company SEC Document, none of the Company SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The consolidated financial statements of the Company included in the Company SEC Documents comply in all respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all respects the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments).  The unaudited consolidated statements of the Company on Form 10-Q included in the Company SEC Documents have been prepared in accordance with the requirements of Regulation S-X of the SEC and, on that basis, fairly present in all material respects the consolidated financial position of the Company as of the dates thereof and its consolidated results of operations and cash flows for the periods then ended.

(c) Except as set forth in the Company Disclosure Letter and except for Liabilities incurred in the ordinary course of business consistent with past practice since March 31, 2012 or in connection with this Agreement and the Transactions, neither the Company nor any Company Subsidiary has any Liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of the Company and its consolidated subsidiaries or in the notes thereto.  Except for Liabilities reflected in the Filed Company SEC Documents, the Company and each Company Subsidiary has no off balance sheet Liability of any nature to, or any financial interest in, any third party or entities, the purpose or effect of which is to defer, postpone, reduce or otherwise avoid or adjust the recording of expenses incurred by the Company or any Company Subsidiary.  The Company and the Company Subsidiaries have no Liabilities for accrued and unpaid dividends.

(d) With respect to each Company SEC Document that is a report on Form 10-K or 10-Q or an amendment thereto:

(1)  the principal executive officer and chief financial officer of the Company (the “Certifying Officers”) at the time of the filing of such Company SEC Document reviewed such report or amendment prior to its filing with the SEC;

(2)  based on the Knowledge of the Certifying Officers, such report or amendment does not contain any untrue statement of any material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by such report or amendment;

(3)  based on the Knowledge of the Certifying Officers, the financial statements, and other financial information included in such report or amendment, fairly present in all material respect the financial condition, result of operations and cash flows of the Company as of, and for, the periods presented in such report or amendment;

(4)  the Certifying Officers are responsible for establishing and maintaining disclosure controls and procedures (as such terms are defined in Rule 13a-15 under the Exchange Act) for the Company and have: (i) designed such disclosure controls and procedures to ensure that material information relating to the Company, including its consolidated subsidiaries, is made known to them by others within those entities, particularly during the period in which such report or amendment was being prepared; (ii) evaluated the effectiveness of the Company’s disclosure controls and procedures as of a date within ninety (90) days prior to the filing date of such report or amendment; and (iii) presented in such report or amendment their conclusions about the effectiveness of the Company’s disclosure controls and procedures;

(5)  the Certifying Officers have disclosed, if any, based on their most recent evaluation, to the Company’s auditors and the audit committee of the Company Board:  (i) all significant deficiencies in the design or operation of internal controls which could adversely affected the Company’s ability to record, process, summarize and report financial data and have identified to the Company’s auditors any material weaknesses in the Company’s internal controls; and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls;

(6)  the Certifying Officers have indicated in such report or amendment any significant changes in internal controls or in other factors that could significantly affect internal controls subsequent to the date of their most recent evaluation, including any corrective action with respect to significant deficiencies and material weaknesses; and

(7)  the Company Disclosure Letter summarizes all matters disclosed by the Certifying Officers in accordance with clause (5) above.

(e)   None of the Company Subsidiaries is, or has at any time been, subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act separate from their respective inclusion in the Company SEC Documents as consolidated subsidiaries of the Company.

Section 3.07 Information Supplied.  None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the Company’s stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent or Merger Sub in writing for inclusion or incorporation by reference therein.  The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder.

Section 3.08 Absence of Certain Changes or Events.  From the date of the most recent financial statements included in the Company SEC Documents filed and publicly available prior to the date of this Agreement (the “Filed Company SEC Documents”) to the date of this Agreement, except as set forth in the Company Disclosure Letter, the Company has conducted its business in all material respects in the ordinary course of business consistent with past practice, and during such period there has not been:

(i) any event, change, effect or development that, individually or in the aggregate, has had or is expected to have a Company Material Adverse Effect other than continuing losses consistent with the quarter ended March 31, 2012; or

(ii) any action that, if taken from the date of this Agreement to the Effective Time, would require Parent’s consent pursuant to Section 5.01(a).

Section 3.09 Taxes.

(a)  The Company and each Company Subsidiary has timely filed, or has caused to be timely filed on its behalf or has filed appropriate extensions thereof, all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate in all material respects and have been prepared in compliance with all applicable Laws.  The Company Disclosure Letter sets forth all Tax Returns that will be required to be filed by the Company after the date of this Agreement and the due date of such filing.  All Taxes shown to be due on such Tax Returns, or otherwise owed (whether or not shown on any Tax Return), have been timely paid.

(b) The unpaid Taxes of the Company and the Company Subsidiaries (i) did not exceed any payable or liability for Taxes plus any reserve for Tax liability (in addition to any reserve for deferred Taxes to reflect timing differences between book and Tax items) in each case as set forth on the face of the most recent financial statements contained in the Filed Company SEC Documents (rather than any notes thereto) and (ii) do and will not exceed any such payable or liability for Taxes plus any such reserve as adjusted for the passage of time from the most recent financial statements contained in the Filed Company SEC Documents through the date hereof and the Closing Date in accordance with the past custom and practice of the Company and the Company Subsidiaries in filing their Tax Returns.

(c) Except as set forth in the Company Disclosure Letter, there are no investigations, audits, actions or proceedings currently pending or, to the Knowledge of the Company or any Company Subsidiary, threatened against the Company or any Company Subsidiary by any Governmental Entity for the assessment or collection of Taxes, no claim for the assessment or collection of Taxes has been asserted against the Company or any Company Subsidiary, and there are no matters under discussion, audit or appeal between the Company or any Company Subsidiary with any Governmental Entity with respect to the assessment or collection of Taxes.  Neither the chief executive officer nor chief financial officer of the Company or any Company Subsidiary expects any Governmental Entity to assess any additional Taxes for any period for which Tax Returns have been filed, except as otherwise specifically provided in the Filed Company SEC Documents.  Any unpaid Taxes that have been claimed or imposed as a result of any examination of any Tax Return of the Company or any Company Subsidiary by any Governmental Entity have been paid in full or are being contested in good faith and are fully described in the Company Disclosure Letter.  Set forth in the Company Disclosure Letter is a list of the most recent examinations and audits by Governmental Entities for each Tax for which the Company or any Company Subsidiary have been audited since December 31, 2006.  The Company has made available to Parent true and complete copies of the final reports and notices of assessment of the relevant Governmental Entity for each such examination or audit showing the adjustments proposed and the basis asserted therefor.  The Company has made available to Parent true and complete copies of the Tax Returns for income Taxes filed on behalf of the Company and each Company Subsidiary since December 31, 2006.

(d) None of the Company or any Company Subsidiary has agreed to make any material adjustment under Code Section 481(a) (or, to the Company’s Knowledge, any analogous provision of Law) by reason of a change in accounting method or otherwise.  No power of attorney has been granted by or with respect to the Company or any Company Subsidiary with respect to any matter relating to Taxes.  None of the Company or any Company Subsidiary has participated in a transaction that is described as a “reportable transaction” within the meaning of Treasury Regulation § 1.6011-4(b)(1).  Each of the Company and the Company Subsidiaries have disclosed on their Tax Returns all positions taken therein that could give rise to a substantial understatement of Federal income tax within the meaning of Code Section 6662.  None of the Company or any Company Subsidiary has been a party to any transaction to which Code Section 355 applied.  None of the Company or any Company Subsidiary has received any claim from any Governmental Entity in a jurisdiction in which the Company or any Company Subsidiary has not filed Tax Returns that it may be subject to taxation by that jurisdiction.  No adjustment relating to the timing of income, deductions, losses or credits of the Company or any Company Subsidiary has been made in writing by any Governmental Entity in any completed audit or examination which, by application of the result of such adjustment, could reasonably be expected to result in a material Tax Liability for any subsequent period.  None of the Company or any Company Subsidiary is subject to any action or proceeding of a Governmental Entity imposing on the Company or any Company Subsidiary any obligations or Liabilities with respect to another Person’s Taxes.

(e) The Company and each Company Subsidiary has withheld or deducted all Taxes or other amounts from payments to employees or other Persons required to be so withheld or deducted, and has timely paid over such Taxes or other amounts to the appropriate Governmental Entity to the extent due and payable.

(f) Except as set forth in the Company Disclosure Letter, none of the Company or any Company Subsidiary has requested, offered to enter into or entered into any agreement or other arrangement, or executed any waiver, providing for any extension of time within which (i) to file any Tax Return covering any Taxes for which it is or may be liable; (ii) to file any elections, designations or similar filings relating to Taxes for which it is or may be liable; (iii) it is required to pay or remit any Taxes or amounts on account of Taxes; or (iv) any Government Entity may assess or collect Taxes for which it is or may be liable.  Except as set forth in the Company Disclosure Letter, none of the Company nor any Company Subsidiary has entered into any agreement with, or provided any undertaking to, any Person, and no circumstances exist by reason of which the Company or any Company Subsidiary has assumed liability for the payment of Taxes owing by another Person, or has or may be liable for another Person’s Taxes, whether pursuant to a tax allocation or tax sharing agreement, as a transferee or successor, by contract, or otherwise.  None of the Company nor any of the Company Subsidiaries has been included in any “consolidated,” “unitary”, “combined” or similar Tax Return under Federal, state, local or foreign Tax Law with respect to Taxes for any taxable period for which the statute of limitations has not expired (other than with respect to a group of which the Company and/or the Company Subsidiaries are the only members).  None of the Company nor any of the Company Subsidiaries has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii).  No Company Subsidiary organized outside of the United States has conducted activities in the United States that would give rise to a taxable presence in the United States.

(g) There are no Liens for Taxes (other than for current Taxes not yet due and payable) on the assets of the Company or any Company Subsidiary.

Section 3.10 Absence of Changes in Benefit Plans.  From the date of the most recent audited financial statements included in the Filed Company SEC Documents to the date of this Agreement, except as set forth in the Company Disclosure Letter, there has not been any adoption or amendment in any respect by the Company or any Company Subsidiary of any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of the Company or any Company Subsidiary (collectively, “Company Benefit Plans”).  Except as disclosed in the Company Disclosure Letter, as of the date of this Agreement there are not any employment, consulting, indemnification, severance or termination agreements or arrangements between the Company or any Company Subsidiary and any current or former employee, executive officer or director of the Company or any Company Subsidiary (collectively, the “Company Benefit Agreements”), nor does the Company or any Company Subsidiary have any general severance plan or policy.

Section 3.11 Employee Benefits; Excess Parachute Payments.

(a)  The Company Disclosure Letter contains a list of all employee pension benefit plans, employee welfare benefit plans and all other Company Benefit Plans and Company Benefit Agreements maintained, or contributed to, by the Company or any Company Subsidiary for the benefit of any current or former employees, consultants, officers or directors of the Company or any Company Subsidiary in the United States.  Each Company Benefit Plan and each Company Benefit Agreement has been administered and maintained in all material respects in accordance with its terms and applicable Law.  The Company outsources management and administration of the Company 401(k) Plan to Martin, Martin, Randall & Associates, Inc.,  (the “Administrators”).  To the Company’s Knowledge, the Administrator has administered such Company 401(k) Plan in material compliance with applicable Law.  The Company has made available to Parent and its agents and representatives copies of (i) each Company Benefit Plan; (ii) the most recent annual report (Form 5500) filed with the IRS with respect to each such Company Benefit Plan; (iii) each trust agreement and any other material written agreement relating to each such Company Benefit Plan; (iv) the most recent summary plan description for each such Company Benefit Plan for which a summary plan description is required, and (v) the most recent determination or opinion letter issued by the IRS with respect to any such Company Benefit Plan intended to be qualified under Section 401(a) of the Code.

(b) Except as set forth in the Company Disclosure Letter, neither the execution and delivery by the Company of this Agreement nor the consummation of the Merger and the Transactions will result in any “excess parachute payment” (as defined in Section 280G(b)(1) of the Internal Revenue Code of 1986, as amended (the “Code”)) to any employee, officer or director of the Company or any of its Affiliates.

(c) Except as disclosed in the Company Disclosure Letter, the execution and delivery by the Company of this Agreement does not, and the consummation of the Merger and the Transactions and compliance with the terms hereof and thereof will not, (i) entitle any employee, officer or director of the Company or any Company Subsidiary to severance pay, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other obligation pursuant to, any Company Benefit Plan or Company Benefit Agreement or (iii) result in any breach or violation of, or a default under, any Company Benefit Plan or Company Benefit Agreement.

(d) There are no pending, or to the Company's Knowledge, threatened claims or litigation relating to the Company Benefit Plans and Company Benefit Agreements (other than routine claims for benefits).

Section 3.12 Litigation.  Except as disclosed in the Company Disclosure Letter, there is no action, suit, arbitration, mediation, claim, investigation or proceeding pending or, to the Company’s Knowledge, threatened against the Companies or any Company Subsidiary (other than Just-Rite) or any of their respective assets or properties (or against any director, officer, employee, agent or other similar representative of the Company or any Company Subsidiary (other than Just-Rite) in their capacity as such or relating to their employment, services or relationship with the Company or any Company Subsidiary (other than Just-Rite)) nor, to the Company’s Knowledge, is there any reasonable basis for any such action, suit, arbitration, mediation, claim, investigation or proceeding.  The Company or a Company Subsidiary (other than Just-Rite), as applicable, has in the reasonable judgment of the Company’s management sufficient insurance coverage for any amounts which may be imposed upon them as a result of any such actions, suits, arbitrations, mediations, claims, investigations or proceedings.  There are no outstanding Judgments, injunctions or settlements with or of any Governmental Entity to which the Company or any Company Subsidiary (other than Just-Rite) is subject or to which any of their respective properties are bound.  None of the Company or any Company Subsidiary (other than Just-Rite) has any action, suit, arbitration, mediation, claim, investigation or proceeding pending, or which they intend to initiate, against any other Person.  Except as disclosed in the Company Disclosure Letter, or in Company SEC Documents (other than Just-Rite) there has not been since December 31, 2006 nor are there currently any internal investigations or inquiries being conducted by the Company or any Company Subsidiary (other than Just-Rite), the Company’s Board or to the Knowledge of the Company, any third Person or Governmental Entity or at the request of any of the foregoing concerning any financial, accounting, Tax, conflict of interest, self-dealing, breach of fiduciary duty, fraudulent or deceptive conduct or other misfeasance or malfeasance issues.  The Company Disclosure Letter sets forth a summary of all the material terms of any settlements with insurance carriers relating to or associated with any asbestos claims including the time frames and claims covered by such settlements since December 31, 2007.  Parent has been provided with copies of all such settlement agreements.  The Company Disclosure Letter sets forth (i) a list of all settled or dismissed litigation related to or associated with any asbestos claims to which the Company or a Company Subsidiary (other than Just-Rite) was a party since January 1, 2007 and (ii) a list of all other settled or dismissed litigation to which the Company or a Company Subsidiary (other than Just-Rite) was a party since January 1, 2009.

Section 3.13 Compliance with Applicable Laws.  Except as disclosed in the Company Disclosure Letter,  the Company and each Company Subsidiary (other than Just-Rite) hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of its business (the “Company Permits”), and all such Company Permits are listed in the Company Disclosure Letter.  Except as set forth on the Company Disclosure Letter, the Company Permits are in full force and effect and the Company and each applicable Company Subsidiary is in compliance with the terms of the Company Permits in all material respects.  The business of the Company and each Company Subsidiary (other than Just-Rite) has not been and is not being conducted in violation of any applicable Law in any material respect.  As of the date of this Agreement, no investigation or review by any Governmental Entity with respect to the Company or any Company Subsidiary is pending or, to the Knowledge of the Company, threatened, nor has any Governmental Entity indicated an intention to conduct any such investigation or review.

Section 3.14 Brokers; Schedule of Fees and Expenses.  No broker, investment banker, financial advisor or other Person, other than Cassel Salpeter & Co., LLC., the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger and the Transactions based upon arrangements made by or on behalf of the Company.  The Company has furnished to Parent a true and complete copy of all agreements between the Company and Cassel Salpeter & Co., LLC. relating to the Merger and the Transactions.

Section 3.15 Opinion of Financial Advisor.  The Company has received the written opinion of Cassel Salpeter & Co., LLC. , dated the date the Board of Directors of the Company approved this Agreement, to the effect that, as of such date and based upon and subject to the assumptions, qualifications, limitations and other matters considered in preparing such opinion, the Merger Consideration to be received by the holders of Company Common Stock in the Merger pursuant to this Agreement is fair to such holders from a financial point of view.  The Company will provide Parent with a copy of such opinion for informational purposes promptly following receipt thereof by the Company.

Section 3.16 Environmental Matters.  Except as set forth in the Company Disclosure Letter, to the Company’s Knowledge, since August 1, 1993: (i)  the Company and each Company Subsidiary (other than Just-Rite) is in compliance with all Environmental Laws in all material respects; (ii) none of the Company or any Company Subsidiary (other than Just-Rite) has Released any Hazardous Materials on, in, at or about any Leased Real Property or at any facilities or property previously owned or operated by the Company or any Company Subsidiary (other than Just-Rite); (iii) there has been no disposal, Release, burial, placement, migration or Offsite Migration of Hazardous Materials on, in, at or about any of the Leased Real Property or at any facilities or property previously owned or operated by the Company or any Company Subsidiary (other than Just-Rite); (iv) there are no claims, notices, orders or proceedings from any Person, including any Governmental Entity, pending or threatened in writing against the Company or any Company Subsidiary (other than Just-Rite) alleging the violation of Environmental Laws; (v) none of the Company, any Company Subsidiary (other than Just-Rite) or any of their respective assets is subject to any order, decree, injunction or other directive of any Governmental Entity and none of the Company, any Company Subsidiary (other than Just-Rite) or any of their respective assets is subject to any agreement that requires it to pay to, reimburse, guarantee, pledge, defend, indemnify or hold harmless any Person for or against any environmental liabilities; (vi) none of the Company or any Company Subsidiary (other than Just-Rite) has received any requests for information or other correspondence concerning any site or facility pursuant to any Environmental Law; (vii) the Company and each Company Subsidiary (other than Just-Rite) are currently are not, and have not been, a “generator” of “hazardous waste” (as those terms are defined by the Resource Conservation and Recovery Act of 1976 and the regulations promulgated thereunder), for the purposes of obtaining an Environmental Protection Agency identification number under 40 C.F.R. §262.12(a) or complying with the manifest system under Subpart 8 of 40 C.F.R. Part 262; (viii) no environmental audit, assessment, or other investigation concerning environmental matters has been conducted with respect to the Leased Real Property, or with respect to any property previously owned or operated by the Company or any Company Subsidiary (other than Just-Rite) and copies of all written reports describing such environmental audits, assessments, or other investigations concerning environmental matters have been delivered or have otherwise been made available to Parent prior to the date of this Agreement; (ix) there have not been in the past, and are not now, any underground tanks or underground improvements at, on or under any Leased Real Property, including treatment or storage tanks, sumps, or water, gas or oil wells; (x) the Company and each Company Subsidiary (other than Just-Rite) have not manufactured any products containing Hazardous Materials on, in, at or about the Leased Real Property; and (xi) all waste containing any Hazardous Materials generated, used, handled, stored, treated or disposed of (directly or indirectly) by the Company or any Company Subsidiary (other than Just-Rite) or by any other Person, at the Leased Real Property or any property currently owned or operated previously owned or operated, by the Company or any Company Subsidiary (other than Just-Rite) has been stored or disposed of in compliance with all applicable Environmental Laws.

Section 3.17 Intellectual Property Rights.

(a) The Company Disclosure Letter sets forth a correct and complete list of all (i) registered trademarks, service marks and domain names, and applications to register the foregoing, (ii) copyright registrations, and (iii) patents and patent applications, in each case which are currently owned by the Company or any Company Subsidiary (other than Just-Rite).  Each item listed on such section of the Company Disclosure Letter has been duly registered or applied for with the U.S. Patent and Trademark Office or other applicable Governmental Entity and are, to the Knowledge of the Company, valid and subsisting.  All Intellectual Property owned by the Company and each Company Subsidiary (other than Just-Rite) is owned free and clear of any Liens.  There is no pending or, to the Knowledge of the Company, threatened opposition, interference or cancellation proceeding before any court or registration authority in any jurisdiction against the registrations and applications listed in the Company Disclosure Letter.  All such items of Intellectual Property are (i) to the Knowledge of the Company, valid, subsisting, enforceable, in full force and effect, and (ii) have not been or are not, as applicable, canceled, expired, abandoned or otherwise terminated, and payment of all renewal and maintenance fees in respect thereof, and all filings related thereto, have been duly made.  The delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the termination of, otherwise require the consent, approval or other authorization of any party to, or impose any restriction on, any Intellectual Property owned by the Company or any Company Subsidiary (other than Just-Rite).

(b) The Company Disclosure Letter sets forth a correct and complete list of all licenses with respect to the Intellectual Property under which the Company or any Company Subsidiary (other than Just-Rite) is currently a licensor, licensee, distributor or reseller (“IP Licenses”).  The Company and the Company Subsidiaries (other than Just-Rite) have complied with the terms and conditions of the IP Licenses in all material respects.  To the Knowledge of the Company, all of the IP Licenses are valid, enforceable and in full force and effect (subject to (i) applicable bankruptcy, insolvency, fraudulent transfer and conveyance, moratorium, reorganization, receivership and similar laws relating to or affecting the enforcement of the rights and remedies of creditors generally and (ii) principles of equity (regardless of whether considered and applied in a proceeding in equity or at law)).  Except as set forth in the Company Disclosure Letter, the delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the termination of, otherwise require the consent, approval or other authorization of any party to, or impose any restriction on, any IP License.  Except as set forth and quantified in the Company Disclosure Letter, neither the Company nor any Company Subsidiary (other than Just-Rite) is a party to or bound by any license or other contract requiring the payment by the Company or any Company Subsidiary (other than Just-Rite) of any royalty or license payment.

(c) To the Knowledge of the Company, (i) none of the Company or any Company Subsidiary (other than Just-Rite) has infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property of any other Person or (ii) there is no basis for such a claim by any third party.  Except as disclosed in the Company Disclosure Letter, none of the Company or any Company Subsidiary (other than Just-Rite) has received in writing since December 31, 2006, any charge, complaint, claim, demand or notice alleging any such infringement, misappropriation or other conflict that has not been settled or otherwise fully resolved.  None of the Company or any Company Subsidiary (other than Just-Rite) is party to or the subject of any pending or, to the Knowledge of the Company, threatened, suit, claim, action, investigation or proceeding with respect to any such infringement, misappropriation or conflict, that has not been settled or otherwise fully resolved.  To the Knowledge of the Company, no other Person has infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property owned by the Company or any Company Subsidiary (other than Just-Rite).  None of the Company or any Company Subsidiary (other than Just-Rite) has brought any action, suit or proceeding for infringement of any Intellectual Property of the Company or any Company Subsidiary (other than Just-Rite), or for breach of any license or agreement involving any of such Intellectual Property, against any party since December 31, 2006.

(d) Each of the Company and the Company Subsidiaries (other than Just-Rite) has taken all commercially reasonable action to protect (i) the proprietary nature and value of the Intellectual Property used by the Company and each Company Subsidiary (other than Just-Rite) and (ii) the secrecy, confidentiality and value of their trade secrets.  The Intellectual Property owned by the Company and each Company Subsidiary (other than Just-Rite) and the IP Licenses are sufficient for the Company and the Company Subsidiaries (other than Just-Rite) to conduct their business.

Section 3.18 Material Contracts.

(a)  The Company has made available to Parent true and complete copies of the following (“Material Contracts”) to the extent still in force and effect as of the date of this Agreement:

(i) all Contracts (whether written or oral and whether express or implied) that are legally binding of the Company or any Company Subsidiary (other than Just-Rite) with customers of the Company involving payments to the Company or any Company Subsidiary (other than Just-Rite) in excess of (a) $10,000 during 2012, or (b) anticipated to involve payments to the Company or any Company Subsidiary in excess of $10,000 in 2013;

(ii) all Contracts of the Company or any Company Subsidiary (other than Just-Rite) with any vendor or supplier of the Company or any Company Subsidiary (other than Just-Rite) involving payments by or to the Company or any Company Subsidiary (other than Just-Rite) in excess of (a) $10,000 during 2012, or (b) $10,000 in anticipated payments in 2013;

(iii) all Contracts of the Company or any Company Subsidiary (other than Just-Rite) that (x) contain most favored customer pricing provisions with any third party or (y) grants any exclusive rights, rights of first refusal, rights of first negotiation or similar rights to any Person or (z) that restrict the ability of the Company or any Company Subsidiary (other than Just-Rite) to compete in any business or area;

(iv) all Contracts of the Company or any Company Subsidiary (other than Just-Rite) with any Affiliate, employee, director or officer of the Company, or between the Company and any Company Subsidiary (other than Just-Rite);

(v) all joint venture, partnership or other similar Contracts to which the Company or any Company Subsidiary (other than Just-Rite) is a party or any other Contract which has involved, or is reasonably expected to involve, a sharing of revenues, profits, cash flows, expenses or losses by the Company or any Company Subsidiary (other than Just-Rite) with any other party;

(vi) all distribution, original equipment manufacturing, reseller, marketing, sales representative or similar Contracts under which any third party is authorized to sell, sublicense, lease, distribute, market or take orders for any product, service or technology owned, marketed, licensed or provided by the Company or any Company Subsidiary (other than Just-Rite);

(vii) all Contracts in which it has granted or received most favored customer pricing provisions, exclusive sales, distribution, marketing, manufacturing or, rights of refusal, rights of first negotiation or similar rights;

(viii) all Contracts containing warranty or similar provisions with respect to products or services or any Contracts containing any support, maintenance or service obligation or cost with respect to products or services on the part of the Company or any Company Subsidiary (other than Just-Rite);

(ix) all Contracts relating to the borrowing of money or extension of credit (collectively, “Debt Obligations”) pursuant to which any indebtedness of the Company or any Company Subsidiary (other than Just-Rite) is outstanding or may be incurred and all guarantees of or by the Company or any Company Subsidiary (other than Just-Rite) of any Debt Obligations of any other Person, other than standard form invoices relating to accounts payable of the Company or any Company Subsidiary (other than Just-Rite) or incurred in the ordinary course of business consistent with past practice since December 31, 2009;

(x) all Contracts with any Governmental Entity;

(xi) all Contracts that are a customer/vendor agreement that provide for (i) rebates or allowances or (ii) returns or credits, in each case, other than in accordance with standard practice;

(xii) all Contracts with any labor union or any collective bargaining agreements or similar Contracts;

(xiii) all Contracts that grant any Person a general or specific power of attorney to act on behalf of the Company or any Company Subsidiary (other than Just-Rite) or that relates to all or any portion of their business, operations or assets; and

(xiv) all Contracts, not otherwise described in the foregoing, which to the Company’s Knowledge are material to the Company or any Company Subsidiary (other than Just-Rite).

(b) Each Material Contract is in full force and effect (except for those Contracts that have expired in accordance with their terms and conditions) and constitutes a legal, valid and binding agreement of the Company or the Company Subsidiaries (other than Just-Rite), as applicable, enforceable in accordance with its terms and conditions (subject to (i) applicable bankruptcy, insolvency, fraudulent transfer and conveyance, moratorium, reorganization, receivership and similar laws relating to or affecting the enforcement of the rights and remedies of creditors generally and (ii) principles of equity (regardless of whether considered and applied in a proceeding in equity or at law)), and except as disclosed in the Company Disclosure Letter, the Company or the Company Subsidiaries (other than Just-Rite), as applicable, have performed in all respects all of their material obligations under, and are not in violation or breach of or default under, any such Material Contract.  To the Knowledge of the Company, the other parties to any Material Contract have performed all of their material obligations under, and are not in violation or breach of or default under, any such Material Contract, and have not notified the Company of any intention to terminate such Material Contract or to require any amendment or waiver of the terms thereof as a condition of renewing or not terminating such Material Contract.

(c) Except as set forth in the Company Disclosure Letter, the execution of this Agreement and the consummation of the Transactions will not require the approval of, or a consent to be received from, any party to any Material Contract in order for such Material Contract to remain in full force and effect after the consummation of the Merger.

(d) Except as set forth in the Company Disclosure Letter, no officer or director of the Company or any Company Subsidiary (other than Just-Rite), and no “associate” (as defined in Rule 14a-1 under the Exchange Act) of any of them, has any interest in any Material Contract of, or other business arrangement with, the Company or any Company Subsidiary (other than Just-Rite), or in any material property (including any real property and any material personal property, tangible or intangible), used in or pertaining to the business of the Company or any Company Subsidiary (other than Just-Rite).

Section 3.19 Owned Real Property

None of the Company or any Company Subsidiary (other than Just-Rite) owns any real property.

Section 3.20 Leased Real Property.  The Company Disclosure Letter contains a schedule of all properties leased by the Company or a Company Subsidiary (other than Just-Rite) (the “Leased Real Property”).  Each lease relating to Leased Real Property (collectively, the “Leases”) is in full force and effect in accordance with its terms.  Neither the Company nor any Company Subsidiary (other than Just-Rite) is in default under any Lease and, to the Knowledge of the Company, no other party to a Lease is in default under any Lease.  The Company has made available to Parent copies of all Leases.

Section 3.21 Title to Assets.  Except as set forth in Company Disclosure Letter, the Company and each Company Subsidiary (other than Just-Rite) has good and indefeasible or marketable, as appropriate, title to, or a valid leasehold interest in, or valid license to use, the assets and properties shown on the Filed Company SEC Documents as it relates to the assets and properties of the Company and /or the Company Subsidiaries (other than Just-Rite) or acquired thereafter and all other assets and properties used in the conduct of their respective businesses as presently conducted.  Such assets and properties are sufficient for the operation of the business of the Company and each Company Subsidiary (other than Just-Rite) as presently conducted.  The buildings, equipment and other tangible assets of the Company and each Company Subsidiary (other than Just-Rite) necessary for the operation of their respective businesses are, individually and in the aggregate, (i) suitable for the uses to which they are currently employed, (ii) in generally good operating condition, (iii) regularly and properly maintained, (iv) not obsolete or in need of renewal or replacement, except for renewal or replacement in the ordinary course of business consistent with past practice and (v) not subject to any known defects or conditions that would require Parent to expend a material amount of funds to repair, other than routine, preventative or remedial maintenance.

Section 3.22 Insurance.  The Company Disclosure Letter contains an accurate and complete list of all policies of property, fire, liability, workers’ compensation, errors and omissions and other forms of insurance now held by the Company or any Company Subsidiary (other than Just-Rite) together with the name and address of the insurer, the type of policy or bond, the principal insured and each named insured, the policy number and period of coverage, the expiration date, the annual premiums and payment terms, the coverage amount and any applicable deductible. All the physical assets of the Company and the Company Subsidiaries (other than Just-Rite) are covered by insurance policies against such risks and in such amounts as are reasonable for prudent owners of comparable assets, and true and complete copies of all such insurance policies have been delivered or made available to Parent.  Neither the Company nor any Company Subsidiary (other than Just-Rite) is in default with respect to any of the provisions contained in any such policies of insurance or has failed to give any notice or pay any premium or present any claim under any such insurance policy.  The Company has no Knowledge of and neither the Company nor any Company Subsidiary (other than Just-Rite) has received written notice that any of such insurance policies will not be renewed by the insurer upon the scheduled expiry of the policy or will be renewed by the insurer only on the basis that there will be a material increase in the premiums payable in respect of the policy.  Except as set forth in the Company Disclosure Letter, there is no claim pending under any insurance policies as to which coverage has been questioned, denied or disputed by the underwriters of such insurance policies including any claims under any directors’ and officers’ insurance policies.

Section 3.23 Labor and Employment Matters.

(a)  To the Knowledge of the Company, the Company and Company Subsidiaries have complied in all material respects with all applicable Law related to the employment of labor, including provisions thereof relating to wages, hours, equal employment opportunity, collective bargaining, non-discrimination, and withholding and payment of social security and other Taxes.  There are no complaints, charges, lawsuits, arbitrations or other proceedings pending, or to the Company’s Knowledge, threatened by or on behalf of any present or former employee of the Company or any Company Subsidiary alleging any claim for material damages including breach of any express or implied contract of employment, wrongful termination, infliction of emotional distress or violation of any Federal, state or local statutes or regulations concerning terms and conditions of employment, including wages and hours, employee safety, termination of employment and/or workplace discrimination and harassment.  Since December 31, 2006, neither the Company nor any Company Subsidiary has retaliated against any employee (i) who had previously submitted to his or her supervisor or anyone else in a position of authority with the Company or Company Subsidiary any written, or to the Knowledge of the Company, oral complaint, concern or allegation regarding any alleged unlawful conduct by any of the Company, the Company Subsidiaries or their employees relating to accounting, internal accounting controls or auditing matters, or (ii) who, to the Knowledge of the Company, has provided information to, or otherwise assisted any investigation by, any law enforcement, regulatory or other Governmental Entity.  Since December 31, 2009, there has been no labor union organizing or, to Company’s Knowledge, any attempt to organize any employees of Company or any Company Subsidiary  into one or more collective bargaining units, (y) there is no labor strike, slowdown, stoppage or lockout actually pending, or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary  and (z) neither the Company nor any Company Subsidiary  is a party to or bound by any collective bargaining or similar agreement with any labor organization.

(b) Since December 31, 2009, neither the Company nor any Company Subsidiary has effectuated (i) a “plant closing” (as defined in the Worker Adjustment and Retraining Notification (WARN) Act Pub. L. 100-379, 102 stat. 890 (1988) (the “WARN Act”)), affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any Company Subsidiary or (ii) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Company or any Company Subsidiary in the United States; nor has the Company or any Company Subsidiary engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, or local law or regulation similar to the WARN Act that is applicable to the Company or any Company Subsidiary.  To the Company’s Knowledge, neither the Company’s nor any Company Subsidiary’s employees has suffered an “employment loss” (as defined in the WARN Act) in the ninety (90) days prior to the date of this Agreement.

(c) The Company Disclosure Letter contains a true, correct and complete list of all present employees and sales representatives employed or engaged by the Company or any Company Subsidiary by location, including employer, name, title, date of hire, employment status (active or type of leave), 2012 wage rate, accrued vacation, sick and personal time (through the date of the Company Disclosure Letter). Except as set forth in the Company Disclosure Letter, the employment of each employee of the Company and each Company Subsidiary is terminable at will by the Company or a Company Subsidiary, as applicable, without penalty, Liability or severance obligation incurred by the Company or any Company Subsidiary, except for statutory obligations or such severance obligations incurred in the ordinary course of business, and each independent contractor of the Company or any Company Subsidiary has been correctly classified as such, and the Company and any Company Subsidiary can have no Liability as a result of any employee of such entity incorrectly being classified as an independent contractor or otherwise.

Section 3.24 Accounts Receivable; Disputed Accounts Payable.

(a)  All Accounts Receivable (other than Accounts Receivable collected since the date of the Filed Company SEC Documents) reflected on the Filed Company SEC Documents are genuine and fully collectible in the aggregate amount thereof less accruals for normal and customary rebates, allowances and trade discounts recorded in the Filed Company SEC Documents, and less any reserves for doubtful accounts recorded on the Filed Company SEC Documents.  Since the date of the last Filed Company SEC Documents, there have not been any write-offs as uncollectible of any Accounts Receivable.  None of the Accounts Receivable is subject to any claim of offset, recoupment, setoff or counterclaim.  No Accounts Receivable is contingent upon the performance by the Company or any Company Subsidiary (other than Just-Rite) of an obligation or contract.  The Company Disclosure Letter sets forth an aging of the Company’s and each Company Subsidiary’s (other than Just-Rite) Accounts Receivable as of June 30, 2012.

(b) Except as set forth in the Company Disclosure Letter, there are no unpaid invoices or bills representing amounts alleged to be owed by the Company or any Company Subsidiary (other than Just-Rite), or other alleged obligations of the Company or any Company Subsidiary (other than Just-Rite), which the Company or any Company Subsidiary (other than Just-Rite) has disputed or determined to dispute or refuse to pay.

Section 3.25 Products.  Except as set forth in the Company Disclosure Letter, there are no product liability or warranty claims pending nor have any such claims been asserted or threatened against the Company or any Company Subsidiary (other than Just-Rite) in respect of any product sold by or on behalf of the Company or any Company Subsidiary (other than Just-Rite), and no event has occurred or circumstance exists that could reasonably be expected to give rise to any proceeding, claim or demand against the Company or any Company Subsidiary (other than Just-Rite) relating thereto or relating to any product warranty other than warranties of products occurring in the ordinary course of business.  Each product manufactured, sold, licensed, leased or delivered by the Company or any Company Subsidiary (other than Just-Rite) has been in conformity with applicable product specifications, contractual commitments, express and implied warranties and applicable Law, and, to the Knowledge of the Company, and except as set forth in the Company Disclosure Letter, the Company and each Company Subsidiary (other than Just-Rite) has no Liability for violations thereof or other damages in connection therewith, including any obligation to recall, replace or repair any such products.  No such product is subject to any guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of sale and warranty provided in connection with such sale.  The Company and each Company Subsidiary (other than Just-Rite) has made available to Parent copies of the standard terms and conditions of sale for each such product containing applicable guaranty, warranty and indemnity provisions.  The Company and each Company Subsidiary (other than Just-Rite) have not sold any products containing asbestos since 1991.

Section 3.26 Books and Records.  The books and records of the Company and each Company Subsidiary are true, complete and correct in all material respects and have been maintained in accordance with sound business practices and subject to an adequate system of internal controls.  All of such books and records are in the possession of the Company or a Company Subsidiary.

Section 3.27 Customers and Suppliers.  The Company Disclosure Letter contains a list of the top ten (10) customers or clients and top ten (10) suppliers of the Company and each Company Subsidiary (other than Just-Rite) for the twelve (12) months ended December 31, 2011 and for the five (5) months ended May 31, 2012, together with the dollar amount billed by the Company and the Company Subsidiaries (other than Just-Rite) to each customer or client and the dollar amount of goods purchased by the Company and the Company Subsidiaries (other than Just-Rite) from each such supplier during each such period.  To the Knowledge of the Company, no customer, client or supplier has indicated that it intends to terminate its relationship with the Company or any Company Subsidiary (other than Just-Rite) or that any such customer, client or supplier has indicated that it intends to terminate or materially modify existing Contracts with the Company or any Company Subsidiary (other than Just-Rite) or reduce the amount paid to the Company or any Company Subsidiary (other than Just-Rite) for products and services.

Section 3.28 Inventory.  The inventory owned by the Company and the Company Subsidiaries (other than Just-Rite) reflected on the Filed Company SEC Documents (the “Inventory”) was properly stated therein at the lesser of cost or fair market value determined in accordance with GAAP consistently applied.  Except for the Lien in favor of Parent, the Inventory is owned free and clear of all Liens.  Except as set forth in the Company Disclosure Letter, the Inventory includes items of a quality that is usable or saleable by the Company or any Company Subsidiary (other than Just-Rite), as applicable, in the ordinary course of business and will be in quantities sufficient for the normal operation of their business in accordance with past practices.  All Inventory the Company and the Company Subsidiaries (other than Just-Rite), whether reflected on the Filed Company SEC Documents or subsequently acquired, except for Inventory in-transit, is located on the Leased Real Property.  Since the date of the last Filed Company SEC Documents, there have not been any write-downs of the value of, or establishment of, any reserves against any Inventory except for write-downs and reserves in the ordinary course of business, consistent with past practice.

Section 3.29 Just-Rite ABC.  On June 8, 2009, Just-Rite entered into an Assignment for the Benefit of Creditors (the “ABC”) with Michael P. Phelan, as Assignor.  The Filed Company SEC Documents set forth the current status of the ABC as of the date of this Agreement.  Since June 8, 2009, Just-Rite has had no business operations, no assets and no employees.  Prior to the ABC, Just-Rite operated its business in compliance with applicable Laws in all material respects.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub, jointly and severally, represent and warrant to the Company that:

Section 4.01 Organization, Standing and Power.  Each of Parent and Merger Sub, is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and could not reasonably be expected to have a material adverse effect on Parent or prevent or materially delay consummation of the Transactions (a “Parent Material Adverse Effect”).

Section 4.02 Merger Sub.  Since the date of its incorporation, Merger Sub has not carried on any business or conducted any operations, other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.

Section 4.03 Authority; Execution and Delivery; Enforceability.  Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions.  The execution and delivery by each of Parent and Merger Sub of this Agreement and the consummation by it of the Transactions have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub.  Parent, as sole stockholder of Merger Sub, has adopted this Agreement.  Each of Parent and Merger Sub has duly executed and delivered this Agreement, and this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

Section 4.04 No Conflicts; Consents.

(a)  The execution and delivery by each of Parent and Merger Sub of this Agreement, do not, and the consummation of the Merger and the Transactions and compliance with the terms hereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent or any of its subsidiaries under, any provision of (i) the charter or organizational documents of Parent or any of its subsidiaries, (ii) any material Contract to which Parent or any of its subsidiaries is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 4.04(b), any Judgment or Law applicable to Parent or any of its subsidiaries or their respective properties or assets.

(b) No Consent of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, other than (i) compliance with and such filings as may be required under applicable environmental Laws, (ii) such filings as may be required in connection with the taxes described in Section 6.08, (iii) filings under any applicable state takeover Law and (iv) such other items (A) that may be required under the applicable Law (other than antitrust or competition Law) of any foreign country or (B) required solely by reason of the participation of the Company (as opposed to any third party) in the Transactions.

Section 4.05 Information Supplied.  None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement or any other document required to be filed by the Company with the SEC will, at the date it is first mailed to the Company’s stockholders or at the time of the Company Stockholders Meeting, or filed with the SEC, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.06 Brokers.  No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger and the Transactions based upon arrangements made by or on behalf of Parent.

Section 4.07  Capital Resources.  Parent will have at Closing sufficient immediately available funds to consummate the Transactions and to pay all related fees and expenses.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 5.01 Conduct of Business.

(a)  Conduct of Business by the Company.  Except for matters set forth in the Company Disclosure Letter or otherwise expressly permitted by this Agreement or as agreed in writing by the parties from time to time, from the date of this Agreement to the Effective Time, the Company shall, and shall cause each Company Subsidiary (other than Just-Rite) to, conduct its business in the usual, regular and ordinary course in substantially the same manner as previously conducted and use commercially reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and keep its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them to the end that its goodwill and ongoing business shall be unimpaired at the Effective Time.  In addition, and without limiting the generality of the foregoing, except for matters set forth in the Company Disclosure Letter or otherwise expressly permitted by this Agreement, from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any Company Subsidiary (other than Just-Rite) to, do any of the following without the prior written consent of Parent, such consent not to be unreasonably withheld:

(i) (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (C) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any Company Subsidiary (other than Just-Rite) or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

(ii) issue, deliver, sell or grant (A) any shares of its capital stock, (B) any Voting Company Debt or other voting securities, (C) any securities convertible into or exchangeable for, or any options, warrants or rights to acquire, any such shares, Voting Company Debt, voting securities or convertible or exchangeable securities or (D) any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock-based performance units, other than the issuance of Company Common Stock upon the exercise of Stock Options outstanding on the date of this Agreement and in accordance with their present terms;

(iii) amend its certificate of incorporation, by-laws or other comparable charter or organizational documents;

(iv) acquire or agree to acquire (A) by merging or consolidating with, or by purchasing a substantial equity interest in or portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (B) any assets that are material, individually or in the aggregate, to the Company and the Company Subsidiaries (other than Just-Rite), taken as a whole;

(v) (A) grant to any employee, executive officer or director of the Company or any Company Subsidiary (other than Just-Rite) any increase in compensation, (B) grant to any employee, executive officer or director of the Company or any Company Subsidiary (other than Just-Rite) any increase in severance or termination pay, (C) enter into any employment, consulting, indemnification, severance or termination agreement with any such employee, executive officer or director, (D) establish, adopt, enter into or amend in any material respect any collective bargaining agreement, Company Benefit Plan or Company Benefit Agreement, (E) take any action to accelerate any rights or benefits, or make any material determinations not in the ordinary course of business consistent with prior practice, under any collective bargaining agreement, Company Benefit Plan or Company Benefit Agreement, or (F) pay any bonuses to any current or former officer, director, employee or other service provider, except, in the case of the foregoing clauses (A), (B), (C), (D) and (E), as otherwise expressly required by applicable Law;

(vi) make any change in accounting methods, principles or practices materially affecting the reported consolidated assets, Liabilities or results of operations of the Company, except insofar as may have been required (a) by GAAP or (b) by applicable law;

(vii) sell, lease (as lessor) or otherwise dispose of, or subject to or permit any Lien on, any material properties or material assets;

(viii) (A) incur any indebtedness for borrowed money other than under existing credit agreements reflected on the Filed Company SEC Documents or guarantee any such indebtedness of another Person, issue or sell any debt securities or other rights to acquire any debt securities of the Company or any Company Subsidiary (other than Just-Rite), guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing or (B) make any loans, advances or capital contributions to, or investments in, any other Person, other than any direct or indirect wholly owned subsidiary of the Company;

(ix) make or agree to make any new capital expenditure or expenditures that are in excess of $20,000;

(x) make or change any material Tax election, change Tax accounting methods, file any amended Tax Returns, consent to any extension or waiver of the statute of limitations applicable to any Tax claim or assessment, or settle or compromise any material Tax Liability or refund;

(xi) (A) pay, discharge or satisfy any claims, Liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), including the Liabilities for the automobile used by Howard Ehler on the date of this Agreement, other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or as set forth in the Company Disclosure Letter, (B) cancel any material indebtedness (individually or in the aggregate) or waive any claims or rights of substantial value or (C) waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which the Company or any Company Subsidiary (other than Just-Rite) is a party;

(xii) enter into, grant, authorize or agree to any agreement that licenses Intellectual Property or allows the license of Intellectual Property to any Person;

(xiii) permit to be canceled or terminated, or cancel or terminate, any insurance policy naming the Company or any Company Subsidiary (other than Just-Rite) as a beneficiary or loss payee, unless such policy is replaced by a policy with comparable coverage, or otherwise fail to maintain insurance at less than current levels or otherwise in a manner consistent with past practices in all respects; provided, however, the Company shall have the right to settle any present litigation related to insurance coverage without being required to comply with the provisions of this Section; provided, further that the Company provide prompt written notice of such settlements to Parent;

(xiv) notwithstanding the foregoing, take any action, that will materially decrease the Working Capital or the cash balance of the Company from their June 30, 2012 balances other than (A) in the ordinary course of business consistent with past practice,  (B) any payments in connection with this Agreement and the Transactions, and (C) as a result of continuing losses consistent with the quarter ended March 31, 2012.

(xv) enter into, amend, or otherwise modify, terminate or waive any material provision of, any Material Contract (other than any extension or expiration of such Material Contract in accordance with its terms);

(xvi) (A) file, or suffer to exist, a voluntary or involuntary petition seeking relief under any applicable Law, (B) consent to, or fail to contest in a timely and appropriate manner to, the institution of any relief proceedings or the filing of any such petition or the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) for the Company or any Company Subsidiary or for any substantial part of their assets, (C) make an assignment for the benefit of creditors, or (D) take any action in furtherance of any of the foregoing or (E) admit in writing its inability to pay its debts as such debts become due;

(xvii) hire any new employees other than to replace current manufacturing employees on terms and conditions no more favorable than the employee being replaced;

(xviii) make any voluntary changes with respect to the management, supervisory or other key personnel;

(xix) pay or incur any obligation to pay any compensation or remuneration, whether in cash, stock, or in-kind, to any member of the Company’s or any Company Subsidiary’s Board of Directors on account of their service in such capacity except for (A) any compensation or remuneration to a Board member that was earned and unpaid as of June 12, 2012, (B) reimbursing Board members for their reasonable out-of-pocket expenses for attending Board meetings in accordance with the Company’s or any Company Subsidiary’s policies and procedures, and (C) the payment of regular employment compensation for an employee Director, or

(xx) authorize any of, or commit or agree to take any of, the foregoing actions.

(b) Other Actions.  Except as otherwise permitted by Section 5.02, the Company and Parent shall not, and shall not permit any of their respective subsidiaries to, take any action that would, or that could reasonably be expected to, result in any condition to the Merger set forth in Article VII, not being satisfied.

(c) Advice of Changes.  The Company shall promptly advise Parent orally and in writing of any change or event that has had or is expected to have a Company Material Adverse Effect.  Parent shall promptly advise the Company orally and in writing of any change or event that has had or is expected to have a Parent Material Adverse Effect.

Section 5.02 No Solicitation.

(a)  The Company shall not, nor shall it authorize or permit any Company Subsidiary to, nor shall it authorize or permit any officer, director or employee of, or any investment banker, attorney or other advisor or representative (collectively, “Representatives”) of, the Company or any Company Subsidiary to, (i) directly or indirectly solicit, initiate or encourage the submission of, any Company Takeover Proposal, (ii) enter into any agreement with respect to any Company Takeover Proposal or (iii) directly or indirectly participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Company Takeover Proposal; provided, however, that, if the Company Stockholder Approval has not yet been obtained, the Company may, to the extent required by the fiduciary obligations of the Company Board, as determined in good faith by a majority of the members thereof, after consultation with outside legal counsel in response to a bona fide, written Company Takeover Proposal that is made by a Person a majority of the members of the Company Board determine, in good faith, after consultation with its outside legal counsel and independent financial advisor, is reasonably capable of making a Superior Company Proposal and that a majority of the members of the Company Board determine, in good faith, after consultation with the Company’s independent financial advisor, is reasonably likely to result in a Superior Company Proposal that was not solicited by the Company and that did not otherwise result from a breach of this Section 5.02(a), and subject to compliance with Section 5.02(c), (x) furnish information with respect to the Company to the Person making such Company Takeover Proposal and its Representatives pursuant to a customary confidentiality agreement (provided that such information is contemporaneously provided to Parent) and (y) participate in discussions or negotiations with such Person and its Representatives regarding any Company Takeover Proposal.  The Company shall, and shall cause its Representatives to, cease immediately all discussions and negotiations existing on the date of this Agreement regarding any proposal that constitutes, or may reasonably be expected to lead to, a Company Takeover Proposal.

(b) Neither the Company Board nor any committee thereof shall (i) withdraw or modify in a manner adverse to Parent or Merger Sub, or propose publicly to withdraw or modify, in a manner adverse to Parent or Merger Sub, the approval or recommendation by the Company Board or any such committee, of this Agreement or the Merger, (ii) approve any letter of intent, agreement in principle, acquisition agreement or similar agreement relating to any Company Takeover Proposal or (iii) approve or recommend, or propose to approve or recommend, any Company Takeover Proposal.  Notwithstanding the foregoing, if, prior to the obtaining of the Company Stockholder Approval, the Company Board receives a Superior Company Proposal and as a result thereof a majority of the members of the Company Board determine in good faith, after consultation with outside counsel and receipt of advice therefrom, that it is necessary to do so in order to comply with their fiduciary obligations, the Company Board may withdraw or modify its approval or recommendation of the Merger and this Agreement.

(c) The Company shall promptly advise Parent orally and in writing of any Company Takeover Proposal or any inquiry with respect to or that could reasonably be expected to lead to any Company Takeover Proposal, and the identity of the Person making any such Company Takeover Proposal or inquiry including any change to the material terms of any such Company Takeover Proposal or inquiry.  The Company shall keep Parent fully informed of the status including any change to the material terms of any such Company Takeover Proposal or inquiry.

(d) For purposes of this Agreement:

“Company Takeover Proposal” means (i) any proposal or offer for a merger, consolidation, dissolution, recapitalization or other business combination involving the Company, (ii) any proposal for the issuance by the Company of more than 10% of its equity securities as consideration for the assets or securities of another Person or (iii) any proposal or offer to acquire in any manner, directly or indirectly, more than 10% of the equity interest in any voting securities of, or the assets of, the Company or any Company Subsidiary, in each case other than this Agreement, the Merger and the Transactions.

“Superior Company Proposal” means any proposal made by a third party to acquire (i) all the Company Common Stock, (ii) all, or substantially all, the assets of the Company, pursuant to a tender or exchange offer, a merger, a consolidation, a liquidation or dissolution, a recapitalization, a sale of all or substantially all its assets or otherwise, or (iii) or offer to acquire a majority equity interest in the Company (A) on terms which a majority of the members of the Company Board determines in good faith to be superior from a financial point of view to the holders of Company Common Stock than this Agreement, the Merger and the Transactions (after consultation with the Company’s independent financial advisor), taking into account all the terms and conditions of such proposal and this Agreement (including any proposal by Parent to amend the terms of the Transactions) (B) that is not subject to a financing condition, or if subject to a financing condition, shall have (X) delivered to the Company (and the Company shall have delivered to Parent) duly executed commitment letters from financial institutions of international reputation committing, subject to (and only to) customary terms and conditions expressly set forth therein, to provide debt and equity financing to such offeror, that, assuming the financings contemplated by such letters were consummated in accordance with their terms, the offeror would have sufficient funds to pay, when due, all obligations of the offeror pursuant to its offer and (Y) confirmed in writing as of the determination of whether such offer constitutes a Superior Offer that (x) no amendment or modification of any of such commitment letters shall be contemplated by the offeror, (y) the respective commitments contained in the commitment letters have not been withdrawn or rescinded in any respect and (z) the offeror has no reason to believe that any of the conditions to the financings contemplated by such commitment letters will not be satisfied on a timely basis or that the financing contemplated by the commitment letters will not be made available on a timely basis and (C) that is reasonably capable of being completed, taking into account all financial, regulatory, legal and other aspects of such proposal.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.01 Preparation of Proxy Statement; Stockholders Meeting.

(a)  The Company shall, contemporaneously with the public announcement of this Agreement on Form 8-K but in any event no later than seven (7) calendar days following the date hereof, prepare and file with the SEC the Proxy Statement in preliminary form, and each of the Company and Parent shall use its reasonable best efforts to respond as promptly as practicable to any comments of the SEC with respect thereto.  The Company shall notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and shall supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement.  If at any time prior to receipt of the Company Stockholder Approval there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly prepare and mail to its stockholders such an amendment or supplement.  The Company shall not mail any Proxy Statement, or any amendment or supplement thereto, to which Parent reasonably objects.

(b) The Company shall, as soon as practicable following the earlier of (i) notice by the SEC that they will not review the Proxy Statement or (ii) responding to any SEC comments to the Proxy Statement to their satisfaction; duly call, give notice of, mail the Proxy Statement to the Company’s Stockholders, convene and hold a meeting of its stockholders (the “Company Stockholders Meeting”) for the purpose of seeking the Company Stockholder Approval.  The Company shall, through the Company Board, recommend to its stockholders that they give the Company Stockholder Approval, except to the extent that the Company Board shall have withdrawn or modified its approval or recommendation of this Agreement or the Merger as permitted by Section 5.02(b).  Without limiting the generality of the foregoing, the Company agrees that its obligations pursuant to the first sentence of this Section 6.01(b) shall not be affected by (i) the commencement, public proposal, public disclosure or communication to the Company of any Company Takeover Proposal or (ii) the withdrawal or modification by the Company Board of its approval or recommendation of this Agreement or the Merger, unless the Company has terminated the Agreement in accordance with the provisions of Sections 8.01(e) and 8.05(b).

(c) Parent shall cause all shares of Company Common Stock owned by Merger Sub or any other subsidiary of Parent to be voted in favor of the adoption of this Agreement.

Section 6.02 Access to Information; Confidentiality.

(a)  The Company shall, and shall cause each of the Company Subsidiaries (other than Just-Rite) to, afford to Parent, and to Parent’s officers, employees, accountants, counsel, financial advisors and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to all their respective properties, books, contracts, commitments, personnel and records and, during such period, the Company shall, and shall cause each of the Company Subsidiaries (other than Just-Rite) to, furnish promptly to Parent (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of Federal or state securities laws and (b) all other information concerning its business, properties and personnel as Parent may reasonably request; provided, however, that the Company may withhold (i) any document or information that is subject to the terms of a confidentiality agreement with a third party or (ii) any information which it reasonably believes, after consultation with outside counsel, it may not provide to Parent by reason of applicable Law.  If any material is withheld by the Company pursuant to the proviso to the preceding sentence, the Company shall inform Parent as to the general nature of what is being withheld to the extent the provision of such information will not cause the Company (or any Company Subsidiary) to violate any agreement with a third party or any applicable Law.  Without limiting the generality of the foregoing, the Company shall, within two (2) business days of request therefor, provide Parent with access to the information described in Rule 14a-7(a)(2)(ii) under the Exchange Act and with access to any information to which a holder of Company Common Stock would be entitled under Section 220 of the DGCL (assuming such holder met the requirements of such section).

(b) Each party hereto acknowledges that the information being provided to it, by the other party, in connection with this Agreement, the Merger and the Transactions is confidential and is not generally available to the public; provided, however, that such confidential information shall not include any information that (i) at the time of disclosure or thereafter is generally available to and known by the public (other than as a result of a breach of this Section), (ii) after Closing becomes available to a party, its Affiliates or its Representatives from a source other than the other party or its Representatives or (iii) the information was independently acquired or developed by a party, its Affiliates or its Representatives without reference to, or incorporation of, other confidential information.  Each party hereto acknowledges and agrees that such information is proprietary and confidential in nature and shall, and shall cause its Affiliates and shall direct each of their Representatives to, keep all such information strictly confidential.  Each party shall be responsible for any breach of these confidentiality provisions by its respective Affiliates and its and their Representatives.  If a party, its Affiliates or any of their Representatives are legally required to disclose any such confidential information (whether by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process), such Person (the “Disclosing Party”) shall or shall cause its Representatives to (in each case unless prohibited by applicable Law) provide the other party with prompt written notice of such request so that the other party may seek an appropriate protective order or other appropriate remedy.  If such protective order or remedy is not obtained, the Disclosing Party may disclose, and shall use commercially reasonable efforts to obtain assurance that confidential treatment will be accorded to, such confidential information.  Effective upon, and only upon, the Closing, these confidentiality provisions shall terminate with respect to information relating solely to the Company and the Company Subsidiaries; provided, however, that each party acknowledges that any and all other information provided to it by the other party or its Representatives shall remain subject to these confidentiality provisions after the Closing Date.

Section 6.03 Best Efforts; Notification.

(a)  Upon the terms and subject to the conditions set forth in this Agreement, each of the parties shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the Transactions, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions, including any proceeding in connection with Appraisal Shares or lawsuits and proceedings seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed (iv) the execution and delivery of any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of this Agreement.  In connection with and without limiting the foregoing, the Company and the Company Board shall (i) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to the Merger, any Transaction or this Agreement and (ii) if any state takeover statute or similar statute or regulation becomes applicable to this Agreement, take all action necessary to ensure that the Merger and the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and the Transactions.  The Company shall use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with Parent in the obtaining of any employment agreements that Parent requests.

(b) The Company shall give prompt notice to Parent, and Parent or Merger Sub shall give prompt notice to the Company, of (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

Section 6.04 Stock Options.

(a)  As soon as practicable following the date of this Agreement, the Company Board (or, if appropriate, any committee administering the Company Stock Plans) shall adopt such resolutions or take such other actions as are required to adjust the terms of all outstanding Stock Options heretofore granted under any Company Stock Plan to provide that each Stock Option outstanding (whether or not vested) shall be canceled in exchange for a cash payment (Parent shall cause such cash payment to be provided to the Company by Merger Sub or Paying Agent) by the Company at the Effective Time of an amount equal to (i) the excess, if any, of (x) the Merger Consideration over (y) the exercise price per share of Company Common Stock subject to such Stock Option, multiplied by (ii) the number of shares of Company Common Stock for which such Stock Option shall not theretofore have been exercised.

(b) All amounts payable pursuant to this Section 6.04 shall be subject to any required withholding of Taxes (including any income tax) and shall be paid without interest.  The Company shall obtain all consents of the holders of the Stock Options to effectuate the foregoing.  Notwithstanding anything to the contrary contained in this Agreement, payment shall, at Parent’s request, be withheld in respect of any Stock Option until all necessary consents from the affected individual are obtained.

(c) The Company Stock Plans shall terminate as of the Effective Time, and the provisions in any other Company Benefit Plan or Company Benefit Agreement providing for the issuance, transfer or grant of any capital stock of the Company or any interest in respect of any capital stock of the Company shall be deleted as of the Effective Time, and the Company shall ensure that following the Effective Time no holder of a Stock Option or any participant in any Company Stock Plan or other Company Benefit Plan or Company Benefit Agreement shall have any right thereunder to acquire any capital stock of the Company or the Surviving Corporation.

(d) In this Agreement:

“Stock Option” means any option to purchase Company Common Stock granted under any Company Stock Plan.

“Company Stock Plans” means the 2006 Stock Award and Incentive Plan.

Section 6.05 Indemnification.

(a)  Parent and Merger Sub agree that all rights to indemnification for acts or omissions occurring prior to the Effective Time now existing in favor of the current or former directors, officers, employees or fiduciaries of the Company and the Company Subsidiaries (the “Indemnified Persons”) as provided in their respective certificates of incorporation or by-laws or other indemnification agreements shall be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time, and survive the Merger and shall continue in full force and effect in accordance with their terms.  The Company shall cause to be maintained for a period of not less than three years from the Effective Time the directors’ and officers’ insurance and indemnification policies of the Company and the Company Subsidiaries to the extent that it provides coverage for events occurring prior to the Effective Time.  Prior to the Closing, the Company and each Company Subsidiary shall purchase or cause to be purchased, at the Company’s expense, an extended reporting period for directors’ and officers’ liability and fiduciary liability policies covering the current directors’ and officers’ for a period of at least three years following the Closing Date, the terms and conditions of such extended reporting period to be no less advantageous to the directors and officers as the terms and conditions of such directors’ and officers’ liability and fiduciary liability insurance in effect as of the date hereof unless otherwise mutually agreed between Parent and the Company and shall include coverage with respect to claims arising from facts or events that occurred on or before the Closing Date, including with respect to the transactions contemplated by this Agreement.

(b) The obligations of Parent and the Surviving Corporation under this Section 6.05 shall not be terminated or modified by such parties in a manner so as to adversely affect any Indemnified Person, or any other Person entitled to the benefit of this Section 6.05 of this Agreement, as the case may be, to whom this Section 6.05 applies without the consent of the affected Indemnified Person or such other Person, as the case may be.  If Parent or the Surviving Corporation or any of their respective successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume all of their applicable obligations set forth in this Section 6.05.

(c) The provisions of this Section 6.05 are (i) intended to be for the benefit of, and will be enforceable by, each Indemnified Person and each other Person entitled to the benefit of Section 6.05 of this Agreement, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.  It is the parties’ intention that indemnification be available hereunder in accordance with, and subject to the limitations of, this Section 6.05 for any losses arising out of a breach of any particular representation, warranty or covenant made to a party regardless of the claimant’s actual or constructive knowledge of such breach or such losses or of any effect relating to such breach or such losses.

Section 6.06 Fees and Expenses.

(a)  Except as provided below, all fees and expenses incurred in connection with the Merger and the Transactions shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

(b) The Company shall pay to Parent a fee of $38,500 if: (i) the Company terminates this Agreement pursuant to Section 8.01(e); (ii) Parent terminates this Agreement pursuant to Section 8.01(d)(i) or 8.01(d)(ii); or (iii) this Agreement is terminated pursuant to Section 8.01(c) or 8.01(d)(iii) and within one year of such termination the Company enters into a definitive agreement to consummate, or consummates, a Change of Control Transaction.  Any fee due under this Section 6.06(b) shall be paid by wire transfer of same-day funds within three (3) days of receipt of notice of such termination of this Agreement (except that in the case of termination pursuant to clause (i) above such payment shall be made on the date of execution of such definitive agreement or, if earlier, consummation of such Change of Control Transaction).

(c) If this Agreement is terminated pursuant to Sections 8.01(c) or 8.01(d)(iii), the Company shall reimburse Parent and Merger Sub for all their reasonable out-of-pocket expenses incurred in connection with this Agreement, the Merger and the Transactions.  Such reimbursement shall be paid by wire transfer of same-day funds within three (3) days of receipt of notice of  termination of this Agreement.

(d)  The Company shall reimburse Parent and Merger Sub for all their expenses actually incurred not in excess of $150,000 for (i) professional services including accountants, counsel and financial advisors, (ii) actual travel and travel related costs and (iii) costs and expenses associated with any management presentations and meetings, in connection with this Agreement, the Merger and the Transactions; if this Agreement is terminated pursuant to Sections 8.01(a), 8.01(b)(i) or 8.01(b)(iii), and, in each case, within one (1) year of such termination the Company enters into a definitive agreement to consummate, or consummates, the transactions contemplated by a Change of Control Transaction.  Such reimbursement shall be made on the date of execution of such definitive agreement or, if earlier, consummation of such Change of Control Transaction.

Section 6.07 Public Announcements.  Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the Merger and the Transactions and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange.

Section 6.08 Transfer Taxes.  All stock transfer, real estate transfer, documentary, stamp, recording and other similar Taxes (including interest, penalties and additions to any such Taxes) (“Transfer Taxes”) incurred in connection with the Merger or the Transactions shall be paid by either Merger Sub or the Surviving Corporation, and the Company shall cooperate with Merger Sub and Parent in preparing, executing and filing any Tax Returns with respect to such Transfer Taxes.

Section 6.09 Stockholder Litigation.  The Company shall give Parent the reasonable opportunity to participate in the defense or settlement of any stockholder litigation against the Company and its directors relating to the Merger and the Transactions; provided, however, that no such settlement shall be agreed to without Parent’s consent, which shall not be unreasonably withheld.

ARTICLE VII

CONDITIONS PRECEDENT

Section 7.01 Conditions to Each Party’s Obligation to Effect The Merger.  The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Stockholder Approval.  The Company shall have obtained the Company Stockholder Approval.

(b) No Injunctions or Restraints Litigation.  There shall not be pending or threatened any suit, action or proceeding (in each case that has a reasonable likelihood of success) nor any temporary restraining order, preliminary or permanent injunction or other judgment or order issued by a court of competent jurisdiction or other Governmental Entity of competent jurisdiction (collectively, the “Restraints”) in effect (i) seeking to or making the Merger illegal or otherwise prohibiting or limiting the consummation of the Merger, in any way, including any limitations on the ownership or operation of the Company and limitations on the ability of Parent to acquire, hold or exercise full rights of ownership or (ii) seeking to obtain from the Company, Parent or Merger Sub any damages that are material in relation to the Company and the Company’s subsidiaries taken as a whole assuming the Merger and the Transactions have been given effect.  No law or regulation preventing the consummation of the Merger shall be in effect.  Prior to asserting this condition, subject to Section 6.03, each of the parties shall have used all reasonable efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any such judgment that may be entered.

Section 7.02 Conditions to Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to effect the Merger are subject to the following conditions:

(a) Representations and Warranties.  The representations and warranties of the Company in this Agreement that are qualified as to materiality shall be true and correct and those not so qualified shall be true and correct in all material respects, as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date), other than for such failures to be true and correct that, individually and in the aggregate, have not had and is not expected to have a Company Material Adverse Effect.  Parent shall have received a certificate signed on behalf of the Company by the principal executive officer and the chief financial officer of the Company to such effect.

(b) Performance of Obligations of the Company.  The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the principal executive officer and the chief financial officer of the Company to such effect.

(c) Absence of Company Material Adverse Effect.  Since March 31, 2012, there shall not have been a Company Material Adverse Effect or any change, circumstance, event or effect that is reasonably expected to have a Company Material Adverse Effect.

(d) Appraisal Shares.  Appraisal Shares shall not represent more than ten (10%) percent of the outstanding Company Common Stock.

(e) Legal Opinion.  Parent shall have received from Bryan W. Bauman, P.A. a legal opinion, addressed to Parent and dated the Closing Date, substantially in the form attached hereto as Exhibit B.

(f) Good Standing.  Parent shall have received good standing certificates of the Company and each Company Subsidiary from their respective jurisdiction of formation and such other jurisdictions in which the Company and each Company Subsidiary are qualified as a foreign company, dated within ten (10) calendar days prior to the Closing Date.

(g) Secretary’s Certificate.  Parent shall have received a certificate of the secretary or equivalent Person of the Company and each Company Subsidiary, as applicable, in a form reasonably satisfactory to Parent, certifying (i) resolutions of the Company’s Board approving and authorizing the execution, delivery and performance by this Agreement and and the consummation of the transactions contemplated hereby, (ii) a correct and complete copy of the certificate of incorporation and by-laws of the Company and each Company Subsidiary, and (iii) incumbency matters with respect to the Company and each Company Subsidiary.

(h) Consents.  Any consents, approvals and filings under applicable Law including any items under Section 3.05(b) (whether or not disclosed on the Company Disclosure Letter) shall have been obtained or made.

Section 7.03 Conditions to Obligation of the Company.  The obligation of the Company to effect the Merger are subject to the following conditions:

(a) Representations and Warranties.  The representations and warranties of Parent and Merger Sub in this Agreement that are qualified as to materiality shall be true and correct and those not so qualified shall be true and correct in all material respects, as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date), other than for such failures to be true and correct that, individually and in the aggregate, have not had and could not reasonably be expected to have a Parent Material Adverse Effect.  The Company shall have received a certificate signed on behalf of Parent and Merger Sub by an executive officer of Parent and Merger Sub to such effect.

(b) Parent and Merger Sub shall have performed in all material respects all obligations to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent and Merger Sub by an executive officer of Parent and Merger Sub to such effect.

(c) Parent shall satisfy at Closing of the Company’s obligations for severance for Betty Murchison as disclosed in the Company Disclosure Letter.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.01 Termination.  This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of Company Stockholder Approval:

(a) by mutual written consent of Parent, Merger Sub and the Company;

(b) by either Parent or the Company:

(i) if the Merger is not consummated on or before December 15, 2012 (the “Outside Date”), unless the failure to consummate the Merger is the result of a willful and material breach of this Agreement by the party seeking to terminate this Agreement; provided, however, that the passage of such period shall be tolled for any part thereof during which any party shall be subject to a nonfinal order, decree, ruling or action restraining, enjoining or otherwise prohibiting the consummation of the Merger;

(ii) if any Governmental Entity issues an order, decree or ruling or takes any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable; or

(iii) if, upon a vote at a duly held meeting to obtain the Company Stockholder Approval, the Company Stockholder Approval is not obtained;

(c) by Parent, if the Company breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.02(a) or 7.02(b), and (ii) cannot be or has not been cured within thirty (30) days after the giving of written notice to the Company of such breach (provided that Parent is not then in willful and material breach of any representation, warranty or covenant contained in this Agreement);

(d) by Parent:

(i) if the Company Board or any committee thereof withdraws or modifies, in a manner adverse to Parent or Merger Sub, or proposes to withdraw or modify,(in each case, regardless whether or not such proposal is delivered pursuant to Section 8.05(b)) in a manner adverse to Parent or Merger Sub, its approval or recommendation of this Agreement or the Merger, fails to recommend to the Company’s stockholders that they give the Company Stockholder Approval or approves or recommends, or proposes to approve or recommend, any Company Takeover Proposal;

(ii) if the Company Board fails to reaffirm unconditionally its recommendation to the Company’s stockholders that they give the Company Stockholder Approval within five (5) business days of Parent’s written request to do so (which request may be made at any time that a Company Takeover Proposal is pending, which public reaffirmation must also include the unconditional rejection of such Company Takeover Proposal); or

(iii) if (A) the Company or any of its officers, directors, employees, representatives or agents takes any of the actions that are prohibited by Section 5.02 but for the exceptions therein allowing certain actions to be taken pursuant to the proviso in the first sentence of Section 5.02(a) or (B) the Company gives Parent the notification contemplated by Section 8.05(b)(iii);

(e) by the Company in accordance with Section 8.05(b); provided, however, that the Company shall have complied with all provisions thereof, including the notice provisions therein; or

(f)  by the Company, if Parent or Merger Sub breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.02(a) or 7.02(b), and (ii) cannot be or has not been cured within thirty (30) days after the giving of written notice to Parent or Merger Sub of such breach (provided that the Company is not then in willful and material breach of any representation, warranty or covenant contained in this Agreement).

Section 8.02 Effect of Termination.  In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, without any Liability or obligation on the part of Parent, Merger Sub or the Company, other than Section 3.14, Section 4.06, Section 6.02, Section 6.06, this Section 8.02, Section 9.05, Section 9.07, Section 9.08, and Section 9.10 which provisions shall survive such termination, and except to the extent that such termination results from the willful and material breach by a party of any representation, warranty or covenant set forth in this Agreement.

Section 8.03 Amendment.  This Agreement may be amended by the parties at any time before or after receipt of the Company Stockholder Approval; provided, however, that (i) after receipt of the Company Stockholder Approval, there shall be made no amendment that by Law requires further approval by the stockholders of the Company without the further approval of such stockholders, (ii) no amendment shall be made to this Agreement after the Effective Time and (iii) except as provided above no amendment of this Agreement by the Company shall require the approval of the stockholders of the Company.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

Section 8.04 Extension; Waiver.  At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 8.03, waive compliance with any of the agreements or conditions contained in this Agreement.  Subject to the proviso in Section 8.03, no extension or waiver by the Company shall require the approval of the stockholders of the Company.  Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.  The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

Section 8.05 Procedure for Termination, Amendment, Extension or Waiver.

(a)  A termination of this Agreement pursuant to Section 8.01, an amendment of this Agreement pursuant to Section 8.03 or an extension or waiver pursuant to Section 8.04 shall, in order to be effective, require in the case of Parent, Merger Sub or the Company, action by its Board of Directors or the duly authorized designee of its Board of Directors.  Termination of this Agreement prior to the Effective Time shall not require the approval of the stockholders of the Company.

(b) The Company may terminate this Agreement pursuant to Section 8.01(e) only if (i) the Company Board has received a Superior Company Proposal, (ii) in light of such Superior Company Proposal a majority of the directors of the Company shall have determined in good faith, after consultation with outside counsel, that it is necessary for the Company Board to withdraw or modify its approval or recommendation of this Agreement or the Merger in order to comply with its fiduciary duty under applicable Law, (iii) the Company has notified Parent in writing of the determinations described in clause (ii) above, (iv) at least ten (10) business days following receipt by Parent of the notice referred to in clause (iii) above, and taking into account any revised written proposal made by Parent since receipt of the notice referred to in clause (iii) above, such Superior Company Proposal remains a Superior Company Proposal and a majority of the directors of the Company has again made the determinations referred to in clause (ii) above, (v) the Company is in compliance with Section 5.02, (vi) the Company concurrently pays the fee due under Section 6.06, (vii) the Company Board concurrently approves, and the Company concurrently enters into, a definitive agreement providing for the implementation of such Superior Company Proposal.

ARTICLE IX

GENERAL PROVISIONS

Section 9.01 Nonsurvival of Representations and Warranties.  None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time or earlier termination of this Agreement.  This Section 9.01 shall not limit any covenant or agreement of the parties set forth in Article VI which by its terms contemplates performance after the Effective Time.

Section 9.02 Notices.  All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) if to Parent or Merger Sub or, if after the Closing, to the Company, to:

Q.E.P. Co., Inc.
1001 Broken Sound Parkway, NW  Suite A
Boca Raton, FL 33487
Attention: Chief Executive Officer
Telephone No.: 561-994-5550
Facsimile No.: 561-994-1530

with a copy to (which shall not constitute notice):

Holland & Knight LLP
701 Brickell Avenue, Suite 3000
Miami, FL 33131
Attention:  Rodney H. Bell, Esq.
Facsimile No.: 305-789-7799

(b) if to the Company (before Closing), to:

Imperial Industries, Inc.
1259 NW 21st Street
Pompano Beach, FL 33069
Attention: Howard L. Ehler, Jr., Executive Vice President
Facsimile: (954) 970-3538

with copies to:

S. Daniel Ponce, Chairman of the Board
c/o Legon, Ponce & Fodiman, P.A.
1111 Brickell Avenue, Suite 2150
Miami, FL  33131
Facsimile (305) 444-9937

and

Bryan W. Bauman, P. A.
15851 SW 41st Street, Suite 600
Davie, FL 33331
Attention: Bryan W. Bauman, Esq.
Facsimile: 954-796-3401

Section 9.03 Definitions.  (a)  For purposes of this Agreement:

“Accounts Payable” means all accounts payable of the Company and each Company Subsidiary (other than Just-Rite) in accordance with GAAP.

“Accounts Receivable” means all accounts receivable, notes receivable and other indebtedness due and owed by any third party to the Company or any Company Subsidiary (other than Just-Rite) in accordance with GAAP, including all trade accounts receivable representing amounts receivable in respect of goods shipped, products sold or services rendered and the full benefit of any security for such accounts or debts.

“Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“aware” or “awareness” means the same as “Knowledge”.

“Change of Control Transaction” means, with respect to the Company, a transaction with a party other than Parent, Merger Sub or one of Parent’s subsidiaries involving (i) a merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution, or similar transaction or a series of transactions, involving such party as a result of which either (A) the Company’s stockholders prior to such transaction or series of transactions in the aggregate cease to own at least 50% of the voting securities of the entity surviving or resulting from such transaction (or the ultimate parent entity thereof) or, regardless of the percentage of voting securities held by such stockholders, any Person shall beneficially own, directly or indirectly, at least 50% of the voting securities of such ultimate parent entity or (B) the individuals comprising the Company’s board of directors prior to such transaction do not constitute a majority of the board of directors of the entity surviving or resulting from such transaction or of such ultimate parent entity other than as a result of the voluntary resignation (other than in connection with a Change of Control Transaction) or death of such individuals, (ii) a sale, lease, exchange, transfer or other disposition of all or substantially all of the assets of the Company and its subsidiaries, taken as a whole, in a single transaction or a series of transactions or (iii) the acquisition, directly or indirectly, in a single transaction or a series of transactions, by a Person of beneficial ownership of 50% or more of the outstanding shares of Company Common Stock whether by merger, consolidation, share exchange, business combination, tender or exchange offer or otherwise.

“Company Material Adverse Effect” shall mean any change, circumstance, event or effect that is materially adverse to the business, operations, assets, properties, Liabilities, financial condition (or otherwise), results of operations or prospects of the Company and its subsidiaries, taken as a whole, other than any change, circumstance, event or effect arising out of or resulting from: (i) conditions generally affecting the United States economy or generally affecting one or more industries in which the Company and/or any Company Subsidiary operates, but only to the extent that the impact of such conditions on the Company and/or the Company Subsidiary, taken as a whole, is not disproportionate to the impact on other similarly situated companies in the same industries in which the Company and the Company Subsidiaries conduct their business; (ii) changes after the date of this Agreement in Laws, rules or regulations of general applicability; (iii) announcement, execution, delivery, performance, consummation or anticipation of the transactions contemplated by, or compliance with, this Agreement and the transactions contemplated hereby; or (iv) continuing losses from the Company’s or and the Company Subsidiaries’ (other than Just-Rite) operations consistent with losses incurred in the first quarter of calendar 2012 (provided, however, that continuing losses shall not include any reasonable fees and expenses incurred by the Company in connection with the Merger and the Transactions).

“Environmental Law” means any and all statutes, codes, laws, ordinances, agency rules, regulations, and guidance, and reporting or licensing requirements having, as one or more of its purposes, the prevention or remediation of pollution, or the protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), or the prevention or limitation of emissions, discharges, Releases or threatened Releases of any Hazardous Materials, or the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of, any Hazardous Materials, including but not limited to, (A) the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. §§9601 et seq.; (B) the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §§6901 et seq.; (C) the Emergency Planning and Community Right to Know Act (42 U.S.C. §§11001 et seq.); (D) the Clean Air Act (42 U.S.C. §§ 7401 et seq.); (E) the Clean Water Act (33 U.S.C. I 1251 et seq.); (F) the Toxic Substances Control Act (15 U.S.C. I 2601 et seq.); (G) the Hazardous Materials Transportation Act (49 U.S.C. §§ 5101 et seq.); (H) the Safe Drinking Water Act (41 U.S.C. I 300f et seq.); (I) any state, county, municipal or local laws similar or analogous to the federal laws listed in parts (A)-(H) of this subparagraph, (J) any amendments to the laws listed in parts (A)-(I) of this subparagraph, and (K) any laws or orders adopted pursuant to or implementing the laws listed in parts (A)-(J) of this subparagraph.

“Hazardous Materials” means (A) any hazardous substance, hazardous material, hazardous waste, regulated substance or toxic substance (as those terms are defined by any applicable Environmental Laws) and (B) any chemicals, pollutants, contaminants, petroleum, petroleum products, or oil, asbestos-containing materials and any polychlorinated biphenyls.

“Intellectual Property” means all intellectual property, including (A) inventions (whether patentable or unpatentable and whether or not reduced to practice), ideas, research and techniques, technical designs, discoveries and specifications, improvements, modifications, adaptations, and derivations thereto, and patents, patent applications, models, industrial designs, inventor’s certificates, and patent disclosures, together with reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof (the “Patents”), (B) trademarks, all service marks, logos, trade dress, brand names and trade names, assumed names, corporate names and other indications of origin (whether registered or unregistered), (C) copyrights (whether registered or unregistered and any applications for registration therefor, including any modifications, extensions or renewals thereof), (D) trade secrets, schematics, sketches, designs, notebooks, reports, memoranda, drafts, documentation, support materials, customer lists, files, know-how and confidential business information, (F) Software, and (G) internet domain names.

“Just-Rite” means Just-Rite Supply, Inc., a Florida corporation, and a wholly-owned subsidiary of the Company.

“Knowledge” with respect to the Company and/or the Company Subsidiaries shall mean the actual knowledge of Howard L. Ehler, Jr., S. Daniel Ponce or Lisa M. Brock, in each case after reasonable inquiry of their direct reports.

“Liability” means any and all debts, liabilities and obligations of any kind or nature, whether accrued or fixed, absolute or contingent, matured or unmatured, or determined or determinable.

“material adverse effect” on a party means a material adverse effect on the business, assets, condition (financial or otherwise), financial condition, or results of operations of such party and its subsidiaries, taken as a whole, taking into account the exceptions contained in the definition of Company Material Adverse Effect.

“Offsite Migration” means the migration of Hazardous Materials onto or under a parcel discharged, dumped, Released, spilled, leaked, buried or disposed of on or from land neighboring such parcel.

“Person” means any individual, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity.

“Release” means any releasing, spilling, leaking, discharging, disposing of, pumping, pouring, emitting, emptying, injecting, leaching, dumping or allowing to escape in violation of any Environmental Law, whether or not intentional.

“Software” means any and all (A) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (B) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (C) descriptions, schematics, flow-charts and other work product used to design, plan, organize and develop any of the foregoing and (D) all documentation, including user manuals and training materials, relating to any of the foregoing.

“subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person.

“Tax” or “Taxes” includes all forms of taxation, whenever created or imposed, and whether of the United States or elsewhere, and whether imposed by a local, municipal, governmental, state, foreign, Federal or other Governmental Entity, or in connection with any agreement with respect to Taxes, including all interest, penalties and additions imposed with respect to such amounts.

“Tax Return” means all Federal, state, local, provincial and foreign Tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax return relating to Taxes.

“Working Capital” means (i) the Company’s consolidated current assets, less (ii) the Company’s consolidated current liabilities as determined in accordance with GAAP.

(b) The following terms have the meanings in the sections set forth below:

Defined Term	Section Reference
ABC	3.29
Administrators	3.11(a)
Affiliate	9.03(a)
Agreement	Preamble
Appraisal Shares	2.01(d)
aware or awareness	9.03(a)
Book-Entry Shares	2.02(a)
Certificates	2.02(a)
Certificate of Merger	1.03
Certifying Officers	3.06(d)
Change of Control Transaction	9.03(a)
Closing	1.02
Closing Date	1.02

Defined Term	Section Reference
Code	3.11(b)
Company	Preamble
Company Benefit Agreements	3.10
Company Benefit Plans	3.10
Company Board	3.04(b)
Company By-laws	3.01
Company Charter	3.01
Company Common Stock	Preamble
Company Disclosure Letter	Article III
Company Material Adverse Effect	9.03(a)
Company Preferred Stock	3.03
Company SEC Documents	3.06(a)
Company Stock Plans	6.04(e)
Company Stockholder Approval	3.04(c)
Company Stockholders Meeting	6.01(b)
Company Subsidiaries	3.01
Company Takeover Proposal	5.02(d)
Consent	3.05(b)
Contract	3.05(a)
Debt Obligations	3.18(a)(ix)
DGCL	1.01
Effective Time	1.03
Exchange Act	3.05(b)
Exchange Fund	2.02(a)

Defined Term	Section Reference
Filed Company SEC Documents	3.08
GAAP	3.06(b)
Governmental Entity	3.05(b)
Indemnified Persons	6.05(a)
Inventory	3.28
Judgment	3.05(a)
Knowledge	9.03(a)
Law	3.05(a)
Leased Real Property	3.20
Leases	3.20
Liens	3.02(a)
material adverse effect	9.03(a)
Material Contracts	3.18(a)
Merger	Preamble
Merger Consideration	2.01(c)
Merger Sub	Preamble
Outside Date	8.01(b)
Parent	Preamble
Parent Material Adverse Effect	4.01
Paying Agent	2.02(a)
Person	9.03(a)
Proxy Statement	3.05(b)
Representatives	5.02(a)
Restraints	7.01(b)

Defined Term	Section Reference
SEC	3.05(b)
Section 262	2.01(d)
Securities Act	3.06(b)
Stock Option	6.04(e)
subsidiary	9.03(a)
Superior Company Proposal	5.02(d)
Surviving Corporation	1.01
Tax or Taxes	3.09(h)
Tax Return	3.09(h)
Transactions	3.04(a)
Transfer Taxes	6.09
Voting Company Debt	3.03(b)
WARN Act	3.23(b)
Working Capital	9.03(a)

Section 9.04 Interpretation; Disclosure Letters.

(a)  When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.  Any matter disclosed in any section of the Company Disclosure Letter shall be deemed disclosed only for the purposes of the specific Sections of this Agreement to which such section relates.

(b) For the purpose of analyzing whether any effect is “material” or constitutes a “material adverse effect” for any purpose under this Agreement, the analysis of materiality shall not be limited to a long-term perspective (and whether any effect is or might be short-term, temporary or cyclical in nature shall not be dispositive of its materiality).

(c) A reference to any US legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall in respect of any jurisdiction other than the United States be treated as a reference to the relevant analogous term in that jurisdiction.

Section 9.05 Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

Section 9.06 Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.  This Agreement may be executed by facsimile signature or by other electronic means, such as portable document format (.pdf) or tagged image file format (TIFF), which shall constitute a legal and valid signature for purposes hereof.

Section 9.07 Entire Agreement; No Third-Party Beneficiaries.  This Agreement, taken together with the Company Disclosure Letter, (a) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the Transactions and (b) except for Sections 6.04 and 6.05, are not intended to confer upon any Person any rights or remedies other than the parties to this Agreement.  Notwithstanding clause (b) of the immediately preceding sentence, following the Effective Time the provisions of Article II shall be enforceable by holders of Certificates.

Section 9.08 Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

Section 9.09 Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, except that Merger Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly owned subsidiary of Parent and no such assignment shall in any way limit Parent’s liability hereunder.  Any purported assignment without such consent shall be void.  Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 9.10 Enforcement.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Florida state court located within Palm Beach County, Florida, any Federal court located in the State of Florida, this being in addition to any other remedy to which they are entitled at law or in equity.  In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Florida state court located within Palm Beach County, Florida or, any Federal court located in the State of Florida in the event any dispute arises out of this Agreement or any Transaction, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or any Transaction in any court other than any Florida state court located within Palm Beach County, Florida or, any Federal court sitting in the State of Florida and (d) waives any right to trial by jury with respect to any action related to or arising out of this Agreement or any Transaction.

[Signatures Begin on Following Page]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have duly executed this Agreement, all as of the date first written above.

Q.E.P. CO., INC.

By:	/s/ Lewis Gould
Name: Lewis Gould
Title: Chairman and Chief Executive Officer

ROBERTS HOLDING INTERNATIONAL, INC.

By:	/s/ Lewis Gould
Name: Lewis Gould
Title: President

IMPERIAL INDUSTRIES, INC.

By:	/s/ Howard L. Ehler, Jr.
Name: Howard L. Ehler, Jr.
Title: Chief Operating Officer, Principal Executive Officer, Principal Financial Officer and Secretary